UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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ACCESS NATIONAL CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

Dear Fellow Shareholders:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Access National Corporation. The meeting will be held on Thursday, May 24, 2018, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our annual report to shareholders for the year ended December 31, 2017 (the “2017 Annual Report to Shareholders”), which will be reviewed at the Annual Meeting.

We are pleased to be using the Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of a paper copy of the Proxy Statement and our 2017 Annual Report to Shareholders (the “proxy materials”). The Notice of Internet Availability includes instructions on how to access these documents on the Internet, as well on instructions on how to obtain a paper copy of our proxy materials if you choose. We believe that this process will benefit our shareholders by expediting their access to proxy materials and voting, as well as reduce printing and mail costs and conserve natural resources.

Please complete, sign, date and return YOUR PROXY CARD OR follow the instructions on your PROXY CARD OR notice of internet availability TO VOTE BY TELEPHONE OR INTERNET AS SOON AS POSSIBLE, regardless of whether or not you plan to attend the Annual Meeting. It is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the meeting and request to vote in person. If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares.

On behalf of the Board of Directors and all of our employees, we would like to thank our shareholders for their continuing loyalty and support of Access National Corporation, its subsidiaries and their divisions, including Access National Bank, Middleburg Bank, Access National Mortgage, Access National Leasing Corporation, Middleburg Investment Group, Middleburg Trust Company and Access Capital Management Holding, LLC.

Sincerely,

Michael W. Clarke
President and Chief Executive Officer

Reston, Virginia

April 12, 2018

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2018

The 2018 Annual Meeting of Shareholders of Access National Corporation (the “Corporation”) will be held at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia on Thursday, May 24, 2018, at 4:00 p.m. for the following purposes:

1.	To elect to the Board of Directors of the Corporation four (4) Class I directors to serve until the 2021 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice;

2.	To approve in an advisory vote the compensation of the Corporation’s named executive officers as described in the Proxy Statement; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 2, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sheila M. Linton
Vice President & Corporate Secretary

April 12, 2018

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, Please complete, sign, date and return the REVOCABLE PROXY CARD in the postage-paid envelope provided IF YOU RECEIVE paper PROXY MATERIALS or follow the instructions on the proxy card OR NOTICE OF INTERNET AVAILABILITY to vote your shares by telephone or internet as soon as possible. if you hold shares through an account with a brokerage firm or other nominee, please follow the instructions you receive from them to vote your shares. we encourage you to vote prior to the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their PREVIOUSLY SUBMITTED proxies WILL BE revoked. iF YOU HOLD SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM OR OTHER NOMINEE and YOU PLAN TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOU MUST BRING WITH YOU A PROXY OR LETTER FROM YOUR BROKER OR OTHER NOMINEE TO CONFIRM YOUR OWNERSHIP OF SHARES.

ACCESS NATIONAL CORPORATION

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

PROXY STATEMENT

2018 ANNUAL MEETING OF SHAREHOLDERS

MAY 24, 2018

GENERAL

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2018 Annual Meeting of the Shareholders (the “Annual Meeting”) of Access National Corporation to be held on Thursday, May 24, 2018, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The approximate mailing date of this Proxy Statement is April 12, 2018.

Electronic Notice and Mailing; Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 24, 2018

Pursuant to the rules put into effect by the SEC, the Company has elected to make its proxy materials available to shareholders on the Internet or by delivering paper copies of these materials by mail. Accordingly, on or about April 12, 2018, the Corporation mailed a Notice of Internet Availability to most shareholders. If you received a Notice of Internet Availability by mail, you will not automatically receive a paper copy of the proxy materials by mail. Instead, the Notice of Internet Availability contains instructions on how to access and review this Proxy Statement and 2017 Annual Report to Shareholders (the “proxy materials”) and vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials detailed in the Notice of Internet Availability. As of April 12, 2018, and for a period through the date of the Annual Meeting, all shareholders will have the ability to access all of the proxy materials at www.edocumentview.com/ANCX.

The proxy materials include the:

▪	Proxy Statement for the Annual Meeting and
▪	2017 Annual Report to Shareholders.

Revocation and Voting of Proxies

Shareholders of record should vote their shares in one of the following ways:

1) by Internet using the website on the Notice of Internet Availability or proxy card;

2) by telephone using the toll-free number on the proxy card; or

3) if you received a proxy card, by returning the completed proxy card in the postage-paid envelope provided.

Shareholders may vote their shares by telephone or Internet at any time until 11:00 p.m. on May 23, 2018. Submission of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy (including by telephone or Internet) may revoke it in one of the following ways: 1) by Internet using the website shown on the Notice of Internet Availability or proxy card by 11:00 p.m. on May 23, 2018; 2) by telephone using the toll-free number on the proxy card by 11:00 p.m. on May 23, 2018; 3) by submitting a completed proxy card bearing a date later than your original proxy card by the close of business on May 23, 2018; 4) by filing a written revocation notice with the Corporation by the close of business on May 23, 2018; or 5) by attending the Annual Meeting and requesting to vote in person. If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares. If your shares are held in “street name”, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted or to change your vote. A shareholder who holds shares in “street name” may also be able to vote his shares by telephone or Internet.

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Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify how his or her shares should be voted with respect to a proposal, the proxy will be voted FOR the director nominees named in Proposal One and FOR approval of the compensation of the Corporation’s named executive officers as described in Proposal Two, and all other matters will be voted by the named individuals to whom the proxy has been granted in accordance with their best judgment.

If your shares are held in “street name,” as the record holder of your shares, your broker is required to vote your shares according to your instructions. Under current applicable rules, if you do not give voting instructions to your broker, your broker will still be able to vote your shares with respect to "routine" proposals, but will not be permitted to vote your shares with respect to "non-routine" proposals. The election of directors (Proposal One) and the advisory vote on the compensation of the Corporation's named executive officers (Proposal Two) are "non-routine" proposals. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote your shares with respect to these proposals and your shares may not be represented at the Annual Meeting. "Broker non-votes" are shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customers.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (703) 871-2100.

Voting Rights of Shareholders

Only those shareholders of record at the close of business on April 2, 2018, are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof. The number of shares of common stock of the Corporation outstanding and entitled to vote at the Annual Meeting is 20,696,696. The Corporation has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of the Corporation’s common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes, if any) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to Proposal One, the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld and broker non-votes (if any) will have no effect on the election of directors.

With regard to Proposal Two, votes may be cast in favor or against or a shareholder may abstain. Approval of any such matter requires an affirmative vote of a majority of the votes cast on the matter. Therefore, abstentions and broker non-votes (if any) will have no effect on whether such matter is approved.

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Your vote matters! Neither Proposal One nor Proposal Two is a routine proposal. This means that brokers may not be able to vote their customers’ shares without instructions, in which case those shares will not be considered present for purposes of a quorum. In order to secure a quorum and avoid the expense of additional proxy solicitation, please complete, sign, date and return the revocable proxy card in the postage-paid envelope provided if you receive paper proxy materials or follow the instructions on the proxy card or Notice of Internet Availability to vote your shares by telephone or internet as soon as possible, even if you plan to attend the Annual Meeting in person.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation. Officers and regular employees of the Corporation and its subsidiaries may make solicitations of proxies by telephone, mail, electronic communications or otherwise, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their related charges and expenses if so requested.

Security Ownership of Certain Beneficial Owners

The following table shows as of March 31, 2018, the beneficial ownership of the Corporation’s common stock by persons known by the Corporation to own more than 5% of the Corporation’s voting common stock.

Name and Address	Common Stock Beneficially Owned		Number of Shares under Exercisable Options	Percent of Class
David L. Sokol P.O. Box 2080 Wilson, Wyoming 83014	2,682,842	(1)	—	13.1%

All other persons known by the Corporation to be the owners of more than 5% of the Corporation’s common stock are also directors and/or named executive officers of the Corporation and are listed in the table below under “Security Ownership of Management.”

Security Ownership of Management

The following table shows as of March 31, 2018, the beneficial ownership of the Corporation’s common stock of each director, director nominee and named executive officer and of all current directors and executive officers of the Corporation as a group.

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Name	Common Stock Beneficially Owned		Number of Shares under Exercisable Options	Percent of Class

Michael G. Anzilotti Gainesville, Virginia	25,225	(2)	9,688	0.17%

J. Randolph Babbitt Reston, Virginia	139,670	(3)	5,000	0.70%

Childs F. Burden Middleburg, Virginia	34,288	(4)	-0-	0.17%

Michael W. Clarke Vienna, Virginia	807,604	(5)	10,000	3.95%

John W. Edgemond, IV Reston, Virginia	105,739	(6)	12,500	0.57%

Martin S. Friedman Great Falls, Virginia	60,536	(7)	12,500	0.35%

Dean F. Hackemer Fairfax, Virginia	291,263	(8)	1,875	1.42%

Thomas M. Kody McLean, Virginia	770,665	(9)	5,000	3.75%

Gary D. LeClair Richmond, Virginia	16,809	(10)	-0-	0.08%

John C. Lee, IV Philomont, Virginia	60,420		-0-	0.29%

Mary Leigh McDaniel Marshall, Virginia	7,146		-0-	0.03%

Mark D. Moore Vienna, Virginia	16,469		1,750	0.09%

Janet A. Neuharth Middleburg, Virginia	6,042	(11)	-0-	0.03%

Robert C. Shoemaker Fairfax, Virginia	446,666	(12)	9,375	2.20%

Margaret M. Taylor Aldie, Virginia	8,330	(13)	13,625	0.11%

All Directors & Executive Officers as a group (16 persons) (14)	2,844,813		81,313	14.08%

For purposes of these tables above, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days. All shares of common stock indicated in the above tables are subject to the sole investment and voting power of the identified person, except as otherwise set forth in the footnotes below. All data included in the footnotes below is as of March 31, 2018.

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(1)	According to Form 13G/A filed with the SEC on February 13, 2018 by Mr. David L. Sokol, Mr. Sokol was the sole beneficial owner of 2,682,842 shares of the Corporation’s common stock.
(2)	Includes 5,000 shares held in trust and with respect to which Mr. Anzilotti shares the power to vote and dispose of the shares, all of which are held in a margin account that may from time to time be pledged as collateral.
(3)	Includes 136,000 shares held in trust and with respect to which Mr. Babbitt is a trustee.
(4)	Includes 10,651 shares held in trust and with respect to which Mr. Burden is a trustee.
(5)	Includes 92,224 shares held by Mr. Clarke’s spouse.
(6)	Includes 7,512 shares held by Mr. Edgemond’s spouse; 14,160 shares held by Mr. Edgemond as custodian for minor children; and 72,841 shares held in trust and with respect to which Mr. Edgemond shares the power to vote and dispose of such shares.
(7)	Includes 50,832 shares that Mr. Friedman holds jointly with his spouse, 45,832 of which are held in a margin account that may from time to time be pledged as collateral.
(8)	Includes 10,461 shares held by Mr. Hackemer’s spouse and 239,499 shares that Mr. Hackemer holds jointly with his spouse.
(9)	Includes 732,064 shares that Mr. Kody holds jointly with his spouse and 38,601 shares held by Kody Holdings, LLC, of which Mr. Kody has 50% ownership.
(10)	Includes 16,144 shares that Mr. LeClair holds jointly with his spouse.
(11)	Includes 4,695 shares held in trust and with respect to which Ms. Neuharth is a trustee, and 1,347 shares held in trusts for Ms. Neuharth’s children and with respect to which Ms. Neuharth shares the power to vote and dispose of the shares.
(12)	Includes 36,930 shares held by Mr. Shoemaker’s spouse; 295,836 shares that Mr. Shoemaker holds jointly with his spouse, 104,497 of which are pledged as collateral for a loan.

(13) All shares are held jointly with Ms. Taylor’s spouse.

(14)	Includes 47,941 shares held by Jeffrey H. Culver, Executive Vice President and Chief Operating Officer (“COO”) of Access National Bank, 712 of which are held in a margin account that may from time to time be pledged as collateral.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners of companies whose securities are registered under Section 12 of the Exchange Act to file reports with the SEC concerning their ownership of the companies’ securities. Based solely upon the Corporation’s review of such reports, or written representations that no other reports were required, the Corporation believes that all executive officers, directors and greater than 10% beneficial owners of the Corporation filed these required reports on a timely basis with respect to 2017 except as follows: one late filing for one transaction each for Messrs. Anzilotti, Babbitt, Clarke, Edgemond, Friedman, Hackemer, Kody, Moore and Shoemaker and Ms. Taylor.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board is divided into three classes (I, II, and III) of directors. The term of office for Class I directors will expire at the Annual Meeting. Michael G. Anzilotti, Michael W. Clarke, Gary D. LeClair and Janet A. Neuharth, each of whom currently serves as a director of the Corporation, are nominated to serve as Class I directors. If elected, the Class I nominees will serve until the 2021 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.

On March 20, 2018, Gary R. Shook, a Class I director, notified the Board of Directors of his resignation from his positions as director of the Corporation, as well as Chairman and Chief Executive Officer (“CEO”) of Middleburg Investment Group (“MIG”), Chairman of MIG’s subsidiary, Middleburg Trust Company (“MTC”), and President of Middleburg Bank, a division of Access National Bank (the “Bank”). His Board service ended effective March 20, 2018.

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The specific experience, qualifications, attributes and skills supporting the Board’s recommendation concerning the nominees for election at the Annual Meeting is set forth below, as well as similar information about the Class II and III directors, who will continue in office until the 2019 and 2020 Annual Meetings of Shareholders, respectively. The Board believes that the experience, qualifications, attributes and skills set forth below make each nominee and director a good fit for service on the Board of Directors.

There are no family relationships among any of our current directors and executive officers.

Class I Nominees (To Serve Until the 2021 Annual Meeting)

Michael G. Anzilotti, 68, has served as a director since 2014.

Mr. Anzilotti has served as a director of the Corporation and of the Bank since February 2014. He was elected Chairman of both Boards in June 2015 and served in that role through March 2017. In connection with the acquisition of Middleburg Financial Corporation (“Middleburg”), he was appointed Vice Chairman of the Corporation’s Board and Chairman of the Bank Board, both effective April 1, 2017. He previously served as President of Virginia Commerce Bancorp, Inc. and as a member of Virginia Commerce Bank's Executive Management team from 2004 until his retirement from Virginia Commerce Bank in 2010. He remained a director of Virginia Commerce Bancorp, Inc. and Virginia Commerce Bank until the company was acquired by United Bankshares, Inc. in January 2014. Prior to joining Virginia Commerce Bank, Mr. Anzilotti spent virtually his entire banking career with First Virginia Bank. He began his career there in 1971 as a management trainee in the accounting department. In 1975, Mr. Anzilotti left First Virginia Bank and became Assistant Comptroller at The National Bank of Washington before returning to First Virginia in 1978. He went on to serve as Senior Vice President and Chief Financial Officer (“CFO”), President of the Northern Virginia Operations Center, and Executive Vice President and Chief Administrative Officer before his ultimate role as President and CEO of First Virginia Bank in Northern Virginia. Mr. Anzilotti graduated from Virginia Polytechnic Institute and State University (“Virginia Tech”) with a B.S. degree in marketing before earning an M.B.A. at George Mason University. He also graduated from the Stonier School of Banking and holds an Honorary Doctorate degree from George Mason University as well as an Honorary Associates degree from the Northern Virginia Community College. Mr. Anzilotti brings to the Board over 46 years of experience in banking including accounting, corporate finance, capital management and management of banking operations at all levels.

Michael W. Clarke, 56, has served as a director since 1999.1

Mr. Clarke has served as President, CEO and a director of the Corporation since it was formed in 2002 and has served as CEO and a director of the Bank since it was organized in 1999. He also served as President of the Bank from its organization in 1999 until June 2016. Prior to joining the Bank, Mr. Clarke served as Chief Credit Officer of Patriot National Bank (“Patriot”) in Vienna, Virginia, from its inception in 1990 until the company was sold in 1997 and remained with United Bank in the same capacity through 1998. Prior to joining Patriot, Mr. Clarke was Vice President of commercial lending at Crestar Bank in Alexandria, Virginia, from 1985 to 1989. Mr. Clarke graduated from Virginia Tech with a B.S. degree in finance and actively serves as a volunteer Board member on numerous related organizations. Mr. Clarke served as a director of the Virginia Tech Foundation from 2009 to 2015 and as Chair of its Audit Committee. Mr. Clarke brings to the Board over 33 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance, capital management and management of banking operations at all levels.

Gary D. LeClair, 62, has served as a director since 2017.

Mr. LeClair was appointed to the Board of Directors of the Bank and Corporation effective April 1, 2017. He was appointed to the Nominating and Governance Committee effective on the same date. Mr. LeClair formerly served as a director of Middleburg from 2001 to 2006 and from 2008 until it was acquired by the Corporation on April 1, 2017.   Mr. LeClair also serves as a director of MIG and MTC.  Mr. LeClair is the founder of the law firm of LeClairRyan, a Professional Corporation, resident in its Richmond, Virginia, office.  Mr. LeClair holds a Bachelor of Business Administration degree in accounting from the College of William & Mary and a J.D. degree from Georgetown University School of Law.  Mr. LeClair’s extensive experience in the various aspects of the law, including dispute resolution, employee relations and contract negotiations, combined with his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy, provide the Board with an invaluable resource as it manages the current environment and looks to its future.

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Janet A. Neuharth, 62, has served as a director since 2017.

Ms. Neuharth was appointed to the Board of Directors of the Bank and Corporation effective April 1, 2017. She was appointed to the Nominating and Governance Committee effective on the same date. Ms. Neuharth formerly served as a director of Middleburg from 2006 until it was acquired by the Corporation on April 1, 2017. Ms. Neuharth is the Founder of Paper Chase Farms, Inc., an equestrian company based in Middleburg, Virginia. Ms. Neuharth is also the Chair and CEO of The Freedom Forum, a nonpartisan foundation based in Washington, D.C. that champions the First Amendment as a cornerstone of democracy. Ms. Neuharth is the former Chair of the National Council at Vanderbilt University School of Law and currently serves on the boards of Guest Services, the Middleburg Forum, the Newseum, and the Newseum Institute. Ms. Neuharth holds a Bachelor of Arts degree in political science and english from the University of Florida and a J.D. degree from Vanderbilt University School of Law.  Ms. Neuharth’s leadership skills in consensus-building, risk management and executive management and her legal acumen add an important dimension and provide a valuable resource for the Board.

Class II Directors (Serving Until the 2019 Annual Meeting)

Childs F. Burden, 67, has served as a director since 2017.

Mr. Burden was appointed to the Board of Directors of the Bank and Corporation effective April 1, 2017. He was appointed to the Nominating and Governance Committee and Audit and Loan Review Committee effective on the same date. Mr. Burden formerly served as a director of Middleburg from 1997 until it was acquired by the Corporation on April 1, 2017. From 1976 to 2015, Mr. Burden was a partner with a Washington, D.C. investment firm.  In addition, he is committed to volunteer service for historic preservation and serves on many preservation associated boards. Mr. Burden holds a Bachelor of Arts degree from the University of Virginia and is a Chartered Financial Analyst.  He brings to the Board extensive knowledge of investments and financial services.

J. Randolph Babbitt, 71, has served as a director since 2012.

Mr. Babbitt has served as a director of the Corporation and the Bank since 2012. He also previously served as a director of the Corporation from 2002 to 2009, and as a director of the Bank from 1999 to 2009. Mr. Babbitt is currently Managing Principal of Babbitt & Associates, LLC, an aviation consulting firm, which he formed in 2012. He was formerly Senior Vice President of Labor Relations for Southwest Airlines Co. from 2011 to 2016. He also served as Administrator of the Federal Aviation Administration from 2009 to 2011. Prior to that time, he was President and CEO of ECLAT Consulting, Inc., an aviation consulting practice, from its organization in 2001 until its merger into Oliver Wyman in 2007, where Mr. Babbitt served as a Partner. He also formerly served as President of the Air Line Pilots Association, International and has more than 45 years of experience in the aviation field, including almost 25 years as a pilot for Eastern Air Lines. Mr. Babbitt attended the University of Georgia and University of Miami. His extensive experience in a highly regulated industry, as well as his skills in consulting, management and finance, are valuable contributions to the Board.

Thomas M. Kody, 56, has served as a director since 1999.1

Mr. Kody has served as a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since it was organized in 1999. Since 1994, Mr. Kody has owned and operated a network of automobile dealerships and related businesses in Maryland and Virginia. Mr. Kody graduated from the University of Virginia with a B.A. degree in economics and government. Mr. Kody’s experience has enabled him to successfully start, purchase and manage business enterprises of a variety of sizes. His particular skills in management, finance, negotiations and investments have been critical to his success and are invaluable attributes with respect to his service on the Board.

Robert C. Shoemaker, 57, has served as a director since 1999.1

Mr. Shoemaker has served as Executive Vice President and a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since it was organized in 1999 and as Chief Banking Officer (“CBO”) since 2016. He formerly served as Chief Lending Officer of the Bank from 2013 to 2016 and Chief Credit Officer of the Bank from 1999 to 2010 and from 2012 to 2013. From 1990 to 1999, Mr. Shoemaker served as Senior Vice President of construction and real estate lending for Patriot and its successor, United Bank. Mr. Shoemaker graduated from the Hankamer School of Business at Baylor University with a B.A. degree in business administration. Mr. Shoemaker has over 33 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance and management of banking operations at all levels, which allows him to provide valuable contributions to the Board.

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Class III Directors (Serving Until the 2020 Annual Meeting)

John W. Edgemond, IV, 56, has served as a director since 1999.1

Mr. Edgemond has served as a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since it was organized in 1999. Mr. Edgemond is the Owner and President of Greenworks Landscaping, a contract landscape and retail nursery in Chantilly, Virginia, which he founded in 1987. Prior to that time, Mr. Edgemond operated as a sole proprietor in the landscape business in Northern Virginia. Mr. Edgemond graduated from the University of California at Davis with a B.S. degree in plant science. Having started his business as a sole proprietor more than 33 years ago, Mr. Edgemond brings to the Board his hands-on business experience in sales, marketing, financial and human resource management, bank investment, and as a small business borrower and depositor throughout the business life cycle, which experience has been critical to his success.

Martin S. Friedman, 49, has served as a director since 2009.

Mr. Friedman has served as a director of the Bank and of the Corporation since 2009. Mr. Friedman is co-founder and serves as CEO of FJ Capital Management, an investment fund firm based in McLean, Virginia, since 2008. He was previously Director of Research for Friedman, Billings, Ramsey Group, a research and securities trading firm, from 1998 to 2007. Prior to that, he was a securities analyst with the same firm from 1992 to 1998. Mr. Friedman formerly served on the Board of Directors and Compensation Committee of Anchor Bancorp Wisconsin, Inc., the holding company for AnchorBank FSB, a $2.1 billion federal savings bank located in Madison, Wisconsin, from 2013 until it was sold in 2016. He also served on the Board of Directors for Guaranty Savings Bank in Metairie, Louisiana from 2008 to 2009. Mr. Friedman graduated from the University of Maryland with a B.S. degree in finance. He brings to the Board over 27 years of experience in and around the commercial and investment banking industries, in which he applied and developed skills in financial analysis with an expertise in financial institutions, corporate finance, SEC and banking compliance and management.

John C. Lee, IV, 61, has served as a director since 2017.

Mr. Lee was appointed to the Board of Directors of the Bank and to Chairman of the Corporation effective April 1, 2017. He was appointed Chairman of the Board and appointed to the Nominating and Governance Committee, Compensation Committee, Audit Committee and Executive Committee effective on the same date. Mr. Lee formerly served as a director of Middleburg from 2006 and Chairman from 2016 until it was acquired by the Corporation on April 1, 2017. Mr. Lee founded Lee Technologies in 1983.  Schneider Electric, a global specialist in energy management acquired Lee Technologies, a leading service provider for the data centers of the North American market, in 2011.  Mr. Lee maintained a senior leadership position with Schneider Electric until his departure in December 2014.   Mr. Lee serves on various corporate Boards including Canara (Columbia Capital) and RedPeg Marketing.  Mr. Lee also serves on various non-profit Boards including the Cal Ripken Sr. Foundation and Freedom Forum Foundation. Previous Boards on which he has served include Primary Integration (Rotunda Capital), Wolf Trap Foundation for the Performing Arts, Loyola University Maryland Board of Trustees, Northern Virginia Technology Council, The Economic Club of Washington, D.C., Virginia Tech Board of Visitors, Randolph-Macon College and the Virginia Foundation of Independent Colleges.  Mr. Lee holds a B.A. degree in economics and business administration from Randolph-Macon College.  Mr. Lee’s entrepreneurial and professional experience, together with his dedicated and wide-ranging philanthropic involvement as a business leader, provides the Board with valuable insight in matters of corporate strategy and planning.

Mary Leigh McDaniel, 64, has served as a director since 2017.

Ms. McDaniel was appointed to the Board of Directors of the Bank and Corporation effective April 1, 2017. She was appointed to the Compensation Committee and Audit Committee effective on the same date. Ms. McDaniel formerly served as a director of Middleburg from 2014 until it was acquired by the Corporation on April 1, 2017. Ms. McDaniel is a partner in the public accounting firm of Updegrove, Combs & McDaniel, PLC, a full service accounting firm that has been providing tax, accounting and financial consulting services throughout the Northern Virginia area for over 40 years. Ms. McDaniel was appointed by Governor Timothy M. Kaine to serve on the Vint Hill Economic Development Authority, serves on the PATH Foundation Board, and serves on the JV Board with LifePoint Hospitals. She has served on the Land Trust of Virginia, Chair of the Fauquier County Chamber of Commerce and was the recipient of their Business Person of the Year Award. Additionally, she is a member of the Warrenton Garden Club. She was elected to the Fauquier County Board of Supervisors effective January 1, 2016. Ms. McDaniel graduated Magna Cum Laude from James Madison University with a Bachelor of Business Administration degree in accounting and finance, is designated a Certified Public Accountant by the Virginia State Board of Accountancy, and holds the specialty designation of Personal Financial Specialist from the American Institute of CPAs.  She has been designated as a “Super CPA” by Virginia Business Magazine for several years.  Ms. McDaniel, as a highly successful executive with accounting experience is a valuable addition to the Board.

1 If a date prior to 2002, includes term as a director of the Bank prior to the reorganization in which the Corporation became the holding company for the Bank.

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Unless authority for the nominees is withheld, the shares represented by properly submitted proxies will be voted FOR the election of the nominees recommended by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS I DIRECTORS.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added certain provisions to Section 14A of the Exchange Act, which require that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail in the “Compensation Discussion and Analysis” section, we believe that skilled professionals have been the single most important contributing factor to our success. We believe that we have a competitive compensation program that has assisted in retaining qualified executives. The tenure and continuity of management has been critical to the Corporation’s long term success. We also seek to closely align the interests of our named executive officers to that of our shareholders and believe our compensation structure aligns those long term objectives.

This vote is advisory, which means that the vote on executive compensation is not binding on the Corporation, our Board of Directors or the Compensation Committee of the Board of Directors. However, the Compensation Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, even though they are not required to do so. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in the Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Pursuant to the vote of our shareholders at the 2013 Annual Meeting of Shareholders, we will conduct an advisory vote to approve the compensation of the Corporation’s named executive officers on an annual basis. The next advisory vote to approve the compensation of the Corporation’s named executive officers will occur at the 2019 Annual Meeting of Shareholders.

The Board of Directors believes the Corporation’s compensation practices are appropriate and strongly supports the executive compensation arrangements in place.

If not otherwise specified, properly submitted proxies will be voted FOR approval of the compensation of the Corporation’s named executive officers.

The Board of Directors recommends a vote “FOR” advisory APPROVAL OF THE CORPORATION’S executive compensation.

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corporate governance and the board of directors

Director Independence. The current Board of Directors is comprised of 12 members, a majority of whom are “independent,” as defined by the listing standards of the NASDAQ Stock Market, Inc. (“Nasdaq”). The Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with the Corporation that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The current independent directors are Messrs. Anzilotti, Babbitt, Burden, Edgemond, Friedman, Kody, LeClair and Lee, and Mses. McDaniel and Neuharth.

During 2017, there were 13 meetings of the Board. Attendance at Board meetings and Board committees was in person or by telephone. All of the directors attended at least 75% of all meetings of the Board and Board committees on which he served. When directors are unable to attend a meeting, it is the Corporation’s practice to provide all meeting materials to the director, and the CEO consults and apprises the director of the meeting’s subject matter, or the Committee Chair apprises the director if it is a committee on which the CEO does not serve.

The Corporation has not adopted a formal policy on directors’ attendance at its annual meetings of shareholders, although all board members are invited and encouraged to attend and, historically, most have done so. All of the board members attended the 2017 Annual Meeting of Shareholders.

Board Leadership Structure and Role in Risk Oversight. The Board believes the interests of the Corporation are best served with the CEO and Chairman positions separated. The Corporation believes this structure is most appropriate as it allows Mr. Clarke, the CEO, to focus on the day-to-day direction of the Corporation in furtherance of the long-term strategy established by the Board of Directors, while the Chairman is able to provide strategic guidance to the CEO, and set the agenda for and preside over the Board of Director meetings. While the Board is responsible for risk oversight as part of its overall duties, until April 2017, the Audit Committee organized and set the tone for risk management in the Corporation. The Audit Committee maintains a robust charter and oversees the internal and external audit programs, including loan review, to ensure appropriate integrity and controls are in place. The Audit Committee reviews and adopts enterprise-wide risk assessments, approves all audit contractors and audit engagements, and reviews and evaluates the work product of all auditors designed to monitor the effectiveness of policies and controls and identify potential weaknesses and the status of remediation efforts for previously identified weaknesses or potential weaknesses. The Audit Committee includes only independent directors and excludes and operates independently of the CEO. While the Audit Committee is still responsible for discussing the Corporation’s risk assessment and risk management policies with management and the Corporation’s auditor, effective April 2017, the Bank instituted a Risk Committee to assist with certain of the risk oversight and related responsibilities of the Audit Committee, as described below.

The Board meets regularly in Executive Sessions, excluding any employee-director or member of management, and includes the independent public accountants in those sessions no less than annually. The independent public accountant partner in charge of the Corporation’s audit communicates independently with the Audit Committee Chair on a quarterly basis.

The Board has standing Audit, Nominating and Governance, Compensation, and Loan Committees. In April 2017, the Bank instituted a Risk Committee to assist with certain of the risk oversight activities of the Audit Committee and related responsibilities. A majority of the Risk Committee Members are non-employee directors of the Bank and independent under the Nasdaq listing standards. The primary focus of the Committee is to assist the Board of Directors in defining and communicating its risk appetite to management, and to provide oversight of the Corporation’s enterprise risk management program. The Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations – Overview – Governance Documents”. The Board of Directors reviews and reassesses the adequacy of this charter annually.

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Nominating and Governance Committee. Members of the Nominating and Governance Committee are Ms. Neuharth (Chair) and Messrs. Anzilotti, Burden, Kody, LeClair and Lee, each of whom is independent under the Nasdaq listing standards. The committee met one time in 2017. The committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors and for evaluating the Board’s structure, personnel, committee composition and general governance processes. The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Overview - Governance Documents”. The Board of Directors reviews and reassesses the adequacy of this charter annually.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on company matters. In addition, in accordance with the Corporation’s bylaws, no person may be nominated to be or elected a director who would be 70 or older on the date of election. Although the Nominating and Governance Committee Charter does not set forth a formal policy regarding diversity, the committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Corporation and to its shareholders.  The committee evaluates each candidate's qualities in the context of how that candidate would relate and contribute to the Board of Directors as a whole to ensure the Board is comprised of an appropriately diverse group that reflects the needs of the Board of Directors and Corporation at that time. The committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, results of personal and business reference interviews and other relevant information. Candidates whose evaluations are favorable are then recommended by the committee for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

The Board has concluded that each director and director nominee possesses the personal traits described above. In considering the directors’ and director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes that each director and director nominee possesses are discussed under Proposal One Election of Directors beginning on page 5.

While there are no formal procedures for shareholders to submit director candidate recommendations, the Nominating and Governance Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary at the Corporation's principal office in Reston, Virginia and must be received by January 31, 2019 in order to be considered by the Nominating and Governance Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Governance Committee. There have been no material changes to the procedures by which shareholders may recommend nominees to the Corporation’s Board of Directors.

In addition, in accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if advance notice of the nomination is provided in writing.  Notice of any such shareholder nominations for the next annual election of directors must be received by the Corporation’s Secretary at the Corporation’s principal office in Reston, Virginia, no later than March 13, 2019, provided that notice of nominations shall not be required to be made more than 90 days prior to the date of the 2019 Annual Meeting.

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In order to be valid, notice of a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including the amount and nature of the nominee’s beneficial ownership of the Corporation, the nominee’s principal occupation for the past five years, his or her age and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director; and (6) the written consent of each nominee to serve as a director if elected.

Compensation Committee. Members of the Compensation Committee are Messrs. Friedman (Chair), Anzilotti, Babbitt, Edgemond and Lee, and Ms. McDaniel, each of whom is independent and eligible for compensation committee service under the Nasdaq listing standards. The committee met eight times in 2017. The committee is responsible for overseeing, approving and administering the level of compensation of each executive officer of the Corporation and its subsidiaries, the granting of equity based compensation, employment agreements and other employee compensation plans. The CEO is not present during deliberations or voting with respect to his compensation, and the Executive Vice President / CBO is not present during deliberations or voting with respect to his compensation. The committee operates pursuant to a written charter adopted by the Board of Directors, which the committee reviews and reassesses annually and recommends any changes to the Board of Directors for approval. The charter is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Overview - Governance Documents”.

Audit Committee. Members of the Audit Committee are Messrs. Edgemond (Chair), Anzilotti, Burden, Friedman and Lee, and Ms. McDaniel, each of whom satisfies the independence and financial literacy requirements of the Nasdaq listing standards and SEC regulations applicable to audit committee members.

While the Board of Directors believes that all of its Audit Committee members have the necessary experience and level of financial sophistication to serve effectively on the Audit Committee, the Board has determined that Messrs. Anzilotti and Friedman and Ms. McDaniel are qualified as “audit committee financial experts,” as defined by the SEC’s rules and regulations and that they have accounting or related financial management expertise.

The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls and other matters relating to corporate governance. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Corporation’s independent public accountants. The Audit Committee met six times during 2017. The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Overview - Governance Documents”. See Report of the Audit Committee on page 38.

Code of Ethics. The Corporation has adopted a Code of Ethics that applies to its directors, executives and employees.  The Corporation’s Code of Ethics is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Overview - Governance Documents”.

Restrictions on Trading in the Corporation’s Securities. The Corporation has adopted an Insider Trading Policy that applies to its directors, executives and employees. The Insider Trading Policy prohibits all directors, executives and employees from purchasing financial instruments or otherwise engaging in transactions designed to hedge or offset any decrease in the market value of the Corporation’s common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The Insider Trading Policy also prohibits directors, executives and employees from engaging in short sales involving the Corporation’s common stock. Under the Insider Trading Policy, directors, executives and employees may hold shares of the Corporation’s common stock in margin accounts and/or pledge such shares as collateral for a loan, although the Insider Trading Policy recommends limits on such transactions to prevent inadvertent violations of the securities laws.

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Shareholder Communications with the Board of Directors

Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to the Board of Directors as a whole or the individual director, c/o Corporate Secretary, Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191. All shareholder communications must be written and should contain the address, telephone number and email address, if any, of the person submitting the communication. All shareholder communications will be delivered to their addressees. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Secretary or CEO.

Executive Officers Who Are Not Directors

Margaret M. Taylor, 54, has served as an executive officer since 2012.

Ms. Taylor has served as Executive Vice President and CFO of the Corporation and Bank since December 2015. Prior to this, Ms. Taylor served as Senior Vice President and CFO of the Corporation and Bank since June 2012 and Senior Vice President, Accounting and Finance, of the Corporation and Bank from April 2012 to June 2012. Before joining the Corporation and Bank, Ms. Taylor was a partner at Dixon Hughes Goodman LLP, an accounting firm providing attestation and consulting services to a client base consisting of financial institutions and public companies. Ms. Taylor is a certified public accountant and first joined Dixon Hughes Goodman LLP in September 1999. Ms. Taylor graduated from Kennesaw State University Summa Cum Laude with a Bachelor of Business Administration degree.

Dean F. Hackemer, 53, has served as an executive officer since 2004.

Mr. Hackemer currently serves as President of Access National Mortgage (“ANM”), a division of the Bank. He previously served as President of Access National Mortgage Corporation (“ANMC”) from 2004 to 2011 and CEO of ANMC from 2005 to 2011. In 2011, the Bank dissolved ANMC and established ANM, a division of the Bank. From 2002 to 2004, Mr. Hackemer served as Executive Vice President and COO of ANMC. From 1992 to 2002 he served as a loan officer, Vice President and Senior Vice President of Mortgage Investment Corporation. Mr. Hackemer graduated from the University of Virginia with a B.A. degree in economics and has almost 30 years of banking and mortgage banking experience.

Mark D. Moore, 54, has served as an executive officer since 2016.

Mr. Moore has served as President of the Bank and a director of the Bank since June 2016. Prior to then, Mr. Moore was Executive Vice President and Chief Lending Officer of John Marshall Bank from 2008 to 2016. From 2006 to 2008, Mr. Moore was Senior Vice President of Commercial Lending with M&T Bank. Mr. Moore was formerly a Principal of two Washington, D.C. area investment banking firms (The McLean Group from 2001 to 2003 and Longstreet Partners from 2001 to 2006), where he specialized in mergers and acquisitions advisory services, private equity investments, and capital formation support to the government contracting and technology sectors. The first half of Mr. Moore’s career from 1985 to 2001 was spent with Washington, D.C. area community banks in various commercial lending and group management roles. Mr. Moore graduated from Virginia Tech with a B.S. degree in finance.

Jeffrey H. Culver, 49, has served as an executive officer since 2017.

Mr. Culver has served as Executive Vice President and COO since April 1, 2017. Mr. Culver formerly served as Senior Executive Vice President and COO of Middleburg and Middleburg Bank from 2013 until it was acquired by the Corporation on April 1, 2017, and as Executive Vice President and COO from 2008 to 2012. Mr. Culver also served as Corporate Secretary of Middleburg from 2008 until it was acquired by the Corporation. From May 2007 to December 2008, he served as Senior Vice President, Credit Administration and Strategic Planning of Middleburg.  From 2003 to 2007, Mr. Culver was Senior Vice President, Credit Administration of Middleburg. Mr. Culver holds a Bachelor of Arts degree from Ursinus College and Master of Arts degree in economics from American University.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and General Objectives

The overall objective of the Corporation’s various compensation programs is to attract and retain skilled personnel. The Corporation believes the attraction and retention of skilled professionals has been the single most important contributing factor to the Corporation’s success. The Corporation recruits for and places high performance expectations upon its personnel. In order to attract highly skilled personnel, the Corporation aims to provide attractive compensation plans that allow top performing personnel to be well compensated when compared to local bank competitors.

The Compensation Committee periodically assesses the overall compensation provided to its employees, executives and directors against a variety of benchmarks to provide points of reference. The Compensation Committee examines industry sponsored studies, industry white papers, reports in trade publications and practices within individual companies, composites and subgroups of publicly traded banking companies. In reviewing these various data sources and performance comparisons, the Compensation Committee examines and considers not only the absolute value of each element of compensation and the total compensation, but also the allocation of each element within the total. The Compensation Committee does not rely upon any single source or formula to explicitly benchmark and determine the pay of its employees and executives.

Although only an advisory vote, the Compensation Committee and Board of Directors also considered the results of the most recent shareholder advisory vote on executive compensation that occurred at the 2017 Annual Meeting of Shareholders. Approximately 87% of the shareholder votes cast were FOR approval of the compensation of the Corporation’s named executive officers as disclosed in the 2017 Proxy Statement. In consideration of affirmative shareholder approval as well as other factors addressed in this discussion, the Compensation Committee and Board of Directors have maintained the same compensation program for the Corporation’s executives, which it believes to be appropriate under its philosophy of aligning the interests of the executives with the interests of its shareholders.

For this discussion, compensation benefits may be characterized as current compensation and long-term compensation. The Corporation’s current compensation is designed to provide employees with current cash compensation that is viewed favorably and competitively by the employee. Examples of current compensation are base salaries, commissions and cash bonuses. Employees and officers responsible for revenue production and executive duties are compensated more highly than back office and administrative employees. Long-term compensation benefits are designed to provide each employee with the opportunity to create long-term wealth and financial security. Examples of long-term compensation currently include option awards and retirement plan contributions. Select long-term compensation benefits also serve to align the employee’s long-term interests with that of the Corporation’s shareholders. Furthermore, the Corporation fosters, and in some instances requires, ownership in the Corporation and use of the Corporation’s products and services by personnel at all levels.

Compensation of executive officers is based upon the Compensation Committee’s review of the performance and qualifications of each executive in the context of the business environment, defined job responsibilities, goals and objectives, and is established at least annually. Total compensation of each executive is comprised of base salary and performance-based compensation consisting of annual cash bonuses and equity awards. In addition, each executive is entitled to participate in all other Corporation-provided benefits such as health and life insurance coverage and the retirement savings plan. The basic compensation arrangement, as well as other covenants and terms designed to protect and benefit the interests of both parties, may be set forth in employment contracts.

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Compensation Programs as They Relate to Risk Management

The Compensation Committee and Board conducted their annual risk assessment during the first quarter of 2018 and believe the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation, do not encourage imprudent risk-taking behavior, and are consistent with maintaining the organization’s safety and soundness. The business of banking and the delivery of financial services involve a high degree of risk, and risk management is an integral ingredient to a successful enterprise in this industry. The Corporation places a priority on fundamental building blocks to guard against excessive risk taking as follows: 1) Comprehensive Board approved policies and procedures are in place that define risk limits, approval authorities, exception processes and reporting thereof; 2) An effective audit program is in place that includes an enterprise-wide risk management assessment, monitoring and testing program; and 3) Employees and management are held to standards of personal and professional conduct and standards with respect to industry sanctions or investigations, adverse personal financial circumstances, credit, issues with municipal and taxing authorities or creditors or criminal backgrounds.

The Corporation does not have any compensation arrangements whereby any individual at any level has direct or individual authority over any decision that directly enriches their income. The Corporation does employ individuals who work on a commission or incentive basis. There are enhanced quality control and audit programs contained in the Audit Committee’s audit program that monitor the quality and performance of business generated by such individuals to guard against potential abuse of such programs. Additionally, the compensation program as it relates to the Corporation’s named executive officers includes, but is not limited to, the following features as further safeguards to mitigate risk, as well as to align executive officer interests with those of the shareholders:

▪	Minimum ownership requirements in the Corporation’s stock;
▪	Claw-back features;
▪	2017 Equity Compensation Plan’s (the “2017 Plan”) terms include double trigger acceleration for time-based awards in certain change of control situations, annual limits on equity awards, minimum vesting periods for time-based awards and minimum post-vesting/exercise holding periods; and
▪	Oversight of all executive compensation by the Compensation Committee, which is comprised of only non-employee “independent” directors.

Board Process

The Compensation Committee of the Corporation’s Board of Directors (referred to in this section as the “Compensation Committee” or the “Committee”) is responsible for oversight, approval and administration of the compensation of the Corporation’s executive officers, including its named executive officers and non-employee directors. The Committee is comprised of only non-employee “independent” directors, as such terms are defined by the SEC and the Nasdaq listing standards. The Committee operates pursuant to a written charter adopted by the Board of Directors. The Committee reviews and reassesses this charter annually and recommends any changes to the Board of Directors for approval.

Under the Corporation’s 2017 Plan , which was approved by shareholders on October 26, 2017, the Committee may delegate all or part of its duties and obligations to a designated officer(s) to administer the plan with respect to awards to employees who are not subject to Section 16 of the Exchange Act. The 2017 Plan replaced the Corporation’s 2009 Stock Option Plan (the “2009 Plan”), which has a similar provision. The Compensation Committee has delegated such authority to the CEO or joint authority to the CFO and CBO to authorize equity awards for the purpose of recruiting and retaining non-executive officers and employees of the Corporation.

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The Committee historically has not used the services of a compensation consultant with respect to executive and/or director compensation matters. However, in the first quarter of 2017, as a result of the pending acquisition of Middleburg and the need to consider a new equity compensation plan, the Committee deemed it appropriate to engage an independent consultant to assist and advise on matters related to director and executive compensation and equity benefit plans. Pursuant to its charter, after considering such independence factors as required by the Nasdaq listing standards and applicable SEC rules, the Compensation Committee retained ChaseCompGroup, LLC Community Bank Consultants, a division of Gallagher Benefit Services, Inc., (“ChaseCompGroup”) as its independent compensation consultant. The Compensation Committee assessed the independence of ChaseCompGroup and concluded that its engagement did not raise any conflict of interest with the Corporation or any of its directors or executive officers. ChaseCompGroup met with the Compensation Committee, including without management present. To assist the Compensation Committee, in 2017, ChaseCompGroup advised the Compensation Committee on industry standards, trends and best practices for executive and director compensation, executive employment agreements and equity benefit plans; collected and evaluated external market data and identified companies and comparison points to include in a compensation peer group; made recommendations from supporting analyses on executive and director compensation philosophy, structure and compensation categories for the Corporation’s executive officers and non-employee directors; and advised the Compensation Committee on the features of various types of equity compensation and the respective attributes and conditions, as well as equity compensation plan structure. Beginning in 2018, ChaseCompGroup will also assist the Compensation Committee in developing a new annual incentive plan for the Corporation’s executive officers.

The Compensation Committee monitors the compensation environment by reviewing information from various trade resources and publications. The CEO prepares a spreadsheet of data for each executive officer based on performance, and with that, the Committee commences its work to prepare for annual reviews, performance evaluations, bonus awards and salary adjustments during the fourth quarter of each year. The Committee begins by reviewing past practices and any current issues that have been brought to light that may affect the decision process. With the assistance of the CEO and the Corporate Secretary, the Committee Chair prepares draft evaluations of each named executive officer that outline performance assessments and the various components of compensation. The drafts are reviewed by the Compensation Committee and refined as the year-end financial statement closing process proceeds. The CEO also submits a draft of equity award recommendations for all officers and employees other than the named executive officers. Generally, by the time the Board of Directors and Committee meetings take place in February or March, the financial statements are deemed to be final and the Compensation Committee finalizes and approves the compensation elements on the same meeting day as the financial statements are considered final by the Board of Directors. Prior to 2017, the Committee made recommendations on compensation elements for approval by the Board of Directors. Beginning in 2017, the Committee began approving the compensation elements under its existing authority.

Employment Agreements

On August 8, 2017, the Corporation and the Bank entered into new employment agreements with Mr. Clarke, as President and CEO of the Corporation and CEO of the Bank (the “Clarke Agreement”), Mr. Shoemaker, as Executive Vice President of the Corporation and CBO of the Bank (the “Shoemaker Agreement”), and Ms. Taylor, as Executive Vice President and CFO of the Corporation and the Bank (the “Taylor Agreement”). The Bank also entered into a new employment agreement with its Mortgage Division President, Mr. Hackemer (the “Hackemer Agreement” and together with the Clarke Agreement, the Shoemaker Agreement and the Taylor Agreement, the “new agreements”). The new agreements are effective as of April 1, 2017 (the “Effective Date”). The terms of the new agreements are substantially similar to each other as described below.

The Clarke Agreement superseded in their entirety the prior employment agreement dated March 15, 2013 between the Bank and Mr. Clarke, and the amendment thereto dated November 19, 2013. The Shoemaker Agreement superseded in their entirety the prior employment agreement dated March 15, 2013 between the Bank and Mr. Shoemaker, and the amendment thereto dated November 19, 2013. The Taylor Agreement superseded in their entirety the prior employment agreement dated May 9, 2013 between the Bank and Ms. Taylor, and the amendment thereto dated November 19, 2013. The Hackemer Agreement superseded in their entirety the prior employment agreement dated March 15, 2013 between the Bank and Mr. Hackemer, and the amendment thereto dated November 19, 2013.

The new agreements provide for an initial three-year term ending April 1, 2020. If not previously terminated, the new agreements will automatically renew for up to two additional one-year terms on April 1, 2020 and 2021, respectively, unless any party gives written notice of non-renewal at least 60 days prior to the renewal date. The new agreements will not be renewed beyond April 1, 2022.

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Under the new agreements, Mr. Clarke’s base salary will be at least $585,000; Mr. Shoemaker’s base salary will be at least $334,750; Ms. Taylor’s base salary will be at least $314,150; and Mr. Hackemer’s base salary will be at least $386,250. Each executive will be eligible to participate in any annual incentive plan of the Corporation and/or the Bank (together and individually, the “employer”) applicable to executives and to receive equity-based awards granted under any equity plan established by the Corporation, in accordance with the terms and conditions of such plans. The new agreements provide for the clawback of incentive compensation received from the Corporation or a related entity, including both equity and cash compensation, in the event of a material restatement of the Corporation’s financial results and material overpayment of the incentive compensation or to the extent otherwise required by federal or state law or regulation or stock exchange requirement or Corporation policy. The new agreements also require each executive to maintain a minimum ownership position in the Corporation’s common stock, measured as a multiple of the executive’s base salary, as follows: Mr. Clarke – 5x; Mr. Shoemaker – 3x; Ms. Taylor – 1x; and Mr. Hackemer – 2x. Each executive has three years from the Effective Date and one year from the date of any subsequent increase in base salary to acquire the shares of common stock needed to attain the required level of stock ownership.

Under the new agreements, each executive will also be eligible to participate in any benefit plans and programs offered by the employer to senior executives, in accordance with the terms and conditions of such plans or programs. The employer will pay for 100% of the premiums for the medical and dental benefits offered by the employer to the executives from time to time.

On March 30, 2018, the Bank entered into an employment agreement with Mr. Moore, as President of the Bank (the “Moore Agreement”). The agreement is effective as of April 1, 2018 and provides for an initial three-year term ending April 1, 2021. The terms of the Moore Agreement are substantially similar to the Clarke, Shoemaker, Taylor and Hackemer Agreements, except as follows. Mr. Moore’s base salary will be at least $315,000 and he is required to maintain a minimum ownership position in the Corporation’s common stock of 1x his base salary. The agreement also provides that the multiple of his average compensation used to determine his severance pay and benefits under various termination events (as discussed under the Termination and Change of Control Benefits section of the Compensation Discussion and Analysis for the other NEOs) will be 1.0x. In consideration for entering into the agreement, Mr. Moore was awarded a $25,000 cash bonus and 3,000 stock options in March 2018, both of which will be reflected in his 2018 compensation in our 2019 proxy statement.

See the Termination and Change of Control Benefits section of the Compensation Discussion and Analysis beginning on page 27 for a discussion of the severance payments and other benefits to which each executive is entitled under the agreements discussed above upon termination of employment or a change of control of the Corporation.

The Corporation presently utilizes the following elements of compensation that are discussed generally and specifically as it relates to its named executive officers.

Base Salaries and Cash Bonuses (Non-Equity Incentive)

As the practice is customary in the financial services industry, the Corporation chooses to pay base salaries on regular intervals to reward employees for their qualifications and the discharge of duties in tending to the daily affairs of the Corporation. The Corporation expects base salaries to provide its employees with adequate cash flow to afford a lifestyle commensurate with their professional status and accomplishments. Certain sales personnel receive commissions as their primary compensation in lieu of salaries in order to reward successful sales efforts. The Corporation determines base salaries within the framework of general practices within the industry and considers individual duties and responsibilities in making salary determinations. Salary adjustments are made from time to time to reward performance against periodic goals and expanding the scope of activity and responsibility. Base salaries are the most important element of compensation as many other elements discussed in this Compensation Discussion and Analysis are determined based upon the underlying base salary of the employee or executive.

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Regarding non-equity incentives, the Corporation’s practice is to award cash bonuses annually to its officers and other select employees based upon satisfaction of selected performance objectives during the preceding year. This practice is designed to encourage executives and employees to reach and exceed financial and non-financial goals in the continuing development of the Corporation’s business. The Corporation pays this compensation element to motivate performance that advances the ongoing interests of its shareholders. Cash bonuses that are paid to officers and employees other than the named executive officers are predicated upon similar factors, adjusted for individual job responsibilities. In general, “line” or customer contact personnel are provided the opportunity to earn cash bonuses of up to 25% of their base salary, and administrative and back office positions up to 15% of base salary.

For officers and employees other than the named executive officers, salaries and cash bonuses are administered under policies and guidelines set forth by management that are deemed reasonable for the nature of each employee’s responsibility, business conditions, skills, and performance. Generally, all employees receive a competitive base salary commensurate with their skills, experience and responsibilities. The Corporation has a Salary Administration Program that is managed by the Director of Human Resources that ensures that properly documented performance reviews and salary adjustments are made in time intervals that are appropriate.

Evaluations of the named executive officers are administered by the Compensation Committee. Evaluations are based on the performance of the executive, as well as the Corporation, and at the full discretion of the Compensation Committee. In addition to the base cash bonus, an additional amount of cash bonus may be awarded under this subjective evaluation and is intended to reward exceptional performance, primarily in areas such as Return on Equity and Return on Assets, as such metrics compare to the Corporation’s historical and budgeted performance, as well as to the performance of the Corporation’s peers. For 2017, the additional duties and efforts related to the Merger were also a significant consideration. The evaluation criteria for named executive officer base salary adjustments are substantially similar to and reviewed at the same time as the performance factors for cash bonuses.

The named executive officers for 2017 are Mr. Clarke, Mr. Shoemaker, Ms. Taylor, Mr. Hackemer and Mr. Moore. The following table summarizes each of the named executive officer’s current salaries for 2018 and the total cash bonus received as a result of their respective 2017 performance reviews, where applicable.

Name	2018 Base Salary ($)	2017 Cash Bonus ($)
Michael W. Clarke	585,000	-0-
Robert C. Shoemaker	334,750	119,603
Margaret M. Taylor	314,150	-0-
Dean F. Hackemer	395,000	354,105
Mark D. Moore	315,000	100,000

With respect to base salary increases, cash bonuses and equity awards, which are granted at the discretion of the Compensation Committee, the Committee subjectively evaluates the factors in their totality and does not employ a formula which predetermines the relative weighting of the factors. In 2017, the named executive officers of the Corporation were evaluated based upon their respective functional responsibilities, quantitative and qualitative assessment factors, and strategic contributions and efforts related to the Merger. The performance objectives of the Corporation were also a significant consideration. In a change from prior years, primarily due to the transitional Merger year, the Corporation did not focus on peer compensation data in its 2017 executive evaluations. Beginning in 2018, all executive officers will be evaluated under the same annual incentive plan that is currently being developed by the Compensation Committee, with assistance from the CEO and the Corporation’s compensation consultant, ChaseCompGroup.

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Each of the named executive officers is eligible to receive annual base salary increases in the discretion of the Compensation Committee. However, for 2018, executive management recommended, and the Compensation Committee approved, that there be no increases to the base salaries of any of the named executive officers, with the exception of the Mortgage Division President. The decision was primarily predicated on management’s desire to demonstrate additional Merger objectives in 2018, and to continue to substantiate the alignment of the executives’ interests with that of the Corporation’s shareholders.

In 2017, Mr. Clarke, Mr. Shoemaker and Ms. Taylor were primarily evaluated based on the quantitative and qualitative factors indicated below. Under each assessment factor, there are sub-components that are rated on a scale of 0-5, with 0 indicating “Failure to Perform” and 5 indicating “Outstanding” performance. The sub-components are then aggregated into a composite rating or average resulting in a 0-5 rating for each of the broader assessment factors. The assessment factors are then aggregated into an overall composite or average rating that is considered by the Compensation Committee when determining the base cash bonus for each executive. There is no minimum or maximum payment threshold.

☐	Regulatory Exam / Audit results. The maximum bonus award would be achieved by maintaining high ratings against corporate objectives in all of the sub-components.
▪	Regulatory Exams
▪	Internal Audit Results
▪	External Audit Results
☐	Asset Quality (This assessment factor only applies to the CEO and CBO, and is the most significant factor considered for the CBO). The maximum bonus award would be achieved by maintaining outstanding ratings in Regulatory and Loan Reviews as well as outstanding asset quality measures compared against various peer groups.
▪	Regulatory Assessment
▪	Loan Review
▪	Past Dues
▪	Non-Performing Assets
▪	Charge Offs
☐	Return on Equity. The maximum bonus award would be achieved by both meeting budget goals and outperforming peers.
▪	Budget
▪	Peers
☐	General Budget Performance. The maximum bonus award would be achieved by meeting or exceeding budget goals.
▪	Net Income - consolidated
▪	Net Income - Bank only before tax and provision for loan losses
▪	Asset Growth
☐	Leadership, Governance and Relationships. The maximum bonus award would be achieved by ratings of outstanding in each of the sub-components.
▪	Quality
▪	Productivity
▪	Knowledge
▪	Reliability/Timeliness
▪	Attendance
▪	Initiative
▪	Creativity
▪	Working Relationships
▪	Adherence to Policies and Plans
☐	Strategic Direction (This assessment factor only applies to the CEO). The maximum bonus award would be achieved by ratings of outstanding in each of the sub-components.
▪	Maintenance / expansion of coverage by equity research firms
▪	Investor outreach

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▪	Strategic initiatives
▪	Performance of other business lines

When evaluating the performance in Asset Quality and Return on Equity, the Compensation Committee assessed data from the following source:

➢	All FDIC-insured commercial banks with assets between $1 and $10 billion.

The data is released quarterly by the FDIC (www.fdic.gov/qbp) and for 2017 summarizes the averages of key data points for approximately 511 commercial banks. The average asset size of banks within the group was $1.39 billion compared to the Bank’s reported total assets of $2.87 billion as of September 30, 2017. This data source is focused upon operating commercial banks and is used to compare performance of the Corporation’s subsidiary bank, exclusive of the holding corporation.

The Clarke Agreement provides that he is eligible to receive an annual base salary increase as determined in the discretion of the Board of Directors or Compensation Committee and is eligible to participate in any annual incentive plan of the Corporation and/or the Bank applicable to executives. No formal annual incentive plan was in place for 2017, so Mr. Clarke’s annual cash bonus was determined by the Committee in its discretion as a result of its evaluation of his 2017 performance, from which Mr. Clarke received a composite evaluation of 4.60. The Compensation Committee believed that Mr. Clarke’s performance warranted a cash bonus of $205,021 as a base level award and an additional 10% of his base salary ($58,500) for strategic contributions and extraordinary efforts and additional duties related to the Merger, the total of which represented 45.1% of his $585,000 base salary for 2017. However, on Mr. Clarke’s recommendation, primarily due to the delay in the Form 10-K filing for the year ended December 31, 2017, as disclosed on the Notification of Late Filing on Form 12b-25 filed with the SEC on March 16, 2018, the Committee did not grant the bonus.

The Shoemaker Agreement provides that he is eligible to receive an annual base salary increase as determined in the discretion of the Board of Directors or Compensation Committee and is eligible to participate in any annual incentive plan of the Corporation and/or the Bank applicable to executives. No formal annual incentive plan was in place for 2017, so Mr. Shoemaker’s annual cash bonus was determined by the Committee in its discretion as a result of its evaluation of his 2017 performance, from which Mr. Shoemaker received a composite evaluation of 4.67 and was awarded a cash bonus of $86,128 as a base level award and an additional 10% of his base salary ($33,475) for strategic contributions and significant additional efforts and duties related to the Merger. The total award of $119,603 represented 35.7% of his $334,750 base salary for 2017 and was paid in March 2018.

The Taylor Agreement provides that she is eligible to receive an annual base salary increase as determined in the discretion of the Board of Directors or Compensation Committee and is eligible to participate in any annual incentive plan of the Corporation and/or the Bank applicable to executives. No formal annual incentive plan was in place for 2017, so Ms. Taylor’s annual cash bonus was determined by the Committee in its discretion as a result of its evaluation of her 2017 performance, Ms. Taylor received a composite evaluation of 3.89. The Compensation Committee believed that Ms. Taylor’s performance warranted a cash bonus of $53,884 as a base level award and an additional 10% of her base salary ($31,415) for strategic contributions and significant additional efforts and duties related to the Merger, the total of which represented 27.2% of her $314,150 base salary for 2017. However, on Mr. Clarke’s recommendation, primarily due to the delay in the Form 10-K filing for the year ended December 31, 2017 as disclosed on the Notification of Late Filing on Form 12b-25 filed with the SEC on March 16, 2018, the Committee did not grant the bonus.

The President of the Mortgage Division was primarily evaluated based upon the following performance factors of such business unit, as well as various quantitative and qualitative factors. Each of the 4 factors is equally weighted. Within each factor are sub-components of performance factors. The same 0-5 rating scales as described above are utilized in Mr. Hackemer’s evaluation. The assessment factors are then aggregated into an overall composite or average rating that is considered by the Compensation Committee when determining his base cash bonus.

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☐	Financial Performance
▪	Origination volume
▪	Pre-Tax Margins
▪	Net Income –Mortgage Division, compared to budget
▪	Net Income - consolidated Corporation, compared to budget
☐	Infrastructure Development / Business Plan Adherence
▪	Production objectives
▪	Recruiting
▪	Expansion of in-bound volume
▪	Referral Program with Bank
▪	Personnel Development
☐	Quality Control Program
▪	Regulatory Compliance / Exam
▪	Internal Audit Results
▪	Repurchases / Indemnifications
▪	Investor Scorecards
▪	Post-Settlement Documents
▪	Delinquency Rates
☐	Leadership, Governance and Relationships
▪	Quality
▪	Productivity
▪	Knowledge
▪	Reliability/Timeliness
▪	Attendance
▪	Initiative
▪	Creativity
▪	Working Relationships
▪	Adherence to Policies and Plans

The Hackemer Agreement provides that he is eligible to receive an annual base salary increase as determined in the discretion of the Board of Directors or Compensation Committee and is eligible to participate in any annual incentive plan of the Corporation and/or the Bank applicable to executives. No formal annual incentive plan was in place for 2017, so Mr. Hackemer’s annual cash bonus was determined by the Committee in its discretion as a result of its evaluation of his 2017 performance, from which Mr. Hackemer received a composite evaluation of 4.08, and was awarded a 2.27% base salary increase for 2018 over 2017 to $395,000, a base level cash bonus of $315,480, and in recognition of exceeding expectations in risk management and mitigation, operational and overhead cost saves, and focus on production and earnings during the Bank and corporate Merger transition, the Compensation Committee awarded Mr. Hackemer an additional cash bonus of 10% of his base salary ($38,625) for 2017. The total award of $354,105 represented 92% of his $386,250 base salary for 2017. The bonus was paid in March 2018.

The Bank or Corporation had not entered into an employment agreement with Mr. Moore in 2017. He was an employee-at-will; however, based on the Committee’s evaluation of his 2017 performance, Mr. Moore received a cash bonus of $100,000.

The cash bonuses as described above are also reported in the Summary Compensation Table under the columns “Bonus” and “Non-Equity Incentive Plan Compensation”, as well as in the Grants of Plan-Based Awards table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column.

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Dividend Reinvestment and Stock Purchase Plan (DRSPP)

The Corporation maintains a DRSPP as a benefit to its shareholders. Consistent with its philosophy of facilitating employee stock ownership, the Corporation actively facilitates participation in the DRSPP by its officers and employees. The DRSPP is available to all shareholders of the Corporation on the same basis as employees, except that non-employee shareholders cannot use the payroll deduction feature to make optional purchases under the plan. The Corporation facilitates regular payroll deductions and permits after tax bonuses to be used to make purchases under the plan. The plan provides that shares acquired from the Corporation through the plan are purchased at a 5% discount from the market price. Once contributions are made to the plan, the employee participant is free to trade or withdraw funds from the plan in a manner consistent with any other shareholder participant.

This practice is designed to reward employee stock ownership. The Corporation chooses to provide this element because it believes employee stock ownership motivates the Corporation’s employees to pursue the long-term success of the Corporation and aligns their interests with those of the Corporation’s other shareholders.

Most of the Corporation’s named executive officers and directors participate in this plan.

Executive Stock Ownership Covenants

The Corporation requires its named executive officers to maintain ownership in the Corporation’s common stock as described in the Employment Agreements section. The following table shows as of March 31, 2018, the required and actual beneficial ownership of the Corporation’s common stock of each named executive officer, and the aggregate value based upon the closing price of $28.53 on March 29, 2018. Each executive has three years from the Effective Date of the agreements and one year from the date of any subsequent increase in base salary to acquire the shares of common stock needed to attain the required level of ownership.

	Requirement			Actual		Ownership
Name	Multiple of Base Salary		Value	Shares (#)	Value	Value vs. Requirement
Michael W. Clarke	5	x	$2,925,000	807,604	$23,040,942	788%
Robert C. Shoemaker	3	x	$1,004,250	446,666	$12,743,381	1,269%
Margaret M. Taylor	1	x	$314,150	8,330	$237,655	76%
Dean F. Hackemer	2	x	$790,000	291,263	$8,309,733	1,052%
Mark D. Moore	1	x	$315,000	16,469	$469,861	149%

Equity Awards

The 2017 Plan was approved by the Corporation’s shareholders in October 2017 and provides for the ability to grant various types of equity awards including stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance cash awards to key employees. The Corporation currently makes option awards to select executive officers and key employees under the 2017 Plan, but may make other types of awards in the future.

The objective of granting equity awards is to provide long-term compensation that aligns the officers’ and employees’ interests with those of the shareholders in building share value. The Corporation has chosen to pay this element of compensation as it finds it desirable for its employees to generate wealth due to favorable performance of the Corporation’s stock in the future. Furthermore, this long-term benefit helps the Corporation attract and retain high caliber professionals. The Board believes the 2017 Plan is an important factor in continuing to align the interests of our executives with the interests of our shareholders, to tie compensation to the Corporation’s performance and to attract and retain high caliber professionals.

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The Corporation’s current practice is to grant option awards during the first quarter of each year to reward and recognize performance in the immediately preceding fiscal year. The Board’s schedule is determined several months in advance, and the proximity of any option awards to significant news announcements or other market events is coincidental. The option awards were granted in the first quarter of 2018 for performance in 2017 and provide for vesting in 4 equal annual installments. Vesting only requires passage of time and continued affiliation with the Corporation and does not require any level of future performance. The option awards were priced at the closing price on the award date. The Corporation intends to continue granting stock option awards that will expire 5 years from the date of grant and may also grant other types of awards if it determines that is appropriate under the 2017 Plan.

The employment agreements of the named executive officers allow for the executive to participate in any annual incentive plan of the Corporation and/or the Bank applicable to executives and to receive equity-based awards under any equity plan established by the Corporation applicable to said executives and approved by the Board of Directors or Compensation Committee, for payment in accordance with the terms and conditions of such plans. There are no stated annual minimum award levels. The following is a summary of the awards made to each named executive officer for performance in the year ended December 31, 2017 predicated upon the Compensation Committee’s evaluation of performance of the indicated executive, which is detailed in the Base Salaries and Cash Bonuses (Non-Equity Incentive) section.

Executive	Stock Option Award
Michael W. Clarke	-0-
Robert C. Shoemaker	7,500
Margaret M. Taylor	-0-
Dean F. Hackemer	7,500
Mark D. Moore	3,500

Option awards for officers and select employees other than the named executive officers are administered in a similar manner. The terms are generally the same. The non-executive officer and employee awards are directed towards line personnel and other key support positions. General guidelines of annual awards are up to 10% of the employee’s base salary calculated upon the aggregate exercise price of the award. Awards are predicated upon the employee’s specific performance for the prior year just ended, as well as the overall corporate performance compared against goal objectives.

Key Data Regarding the 2017 Plan

Gross
Overhang Rate:	9.41% as of March 31, 2018, representing shares associated with outstanding stock options under the 2009 Plan, plus shares associated with outstanding stock options under the 2017 Plan, plus shares authorized but unissued under the 2017 Plan, divided by total shares issued and outstanding.

Actual
Overhang Rate:	2.76% as of March 31, 2018, representing shares associated with outstanding stock options under the 2009 Plan, plus shares associated with outstanding stock options under the 2017 Plan, divided by shares issued and outstanding. The Corporation believes actual overhang provides a more effective administrative tool than gross overhang in balancing the short term EPS dilutive effects of the equity program while aligning participants towards long term shareholder value. The Corporation’s historical “Actual Overhang Rate” at year end over the preceding 4 years is illustrated in the chart below and peaked at 4.53%. The Gross Overhang Rate for each date represents the total shares associated with outstanding stock options or available for future awards under the 2009 Plan for 2013 through 2016, and for the aggregate of the 2009 Plan and the 2017 Plan for 2017 and March 31, 2018, divided by the number of shares issued and outstanding. The Corporation intends to maintain an actual overhang rate in the 5 - 7.5% target range.

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Burn Rate:	0.61% as of March 31, 2018. The Corporation’s historical burn rate over the preceding 4 years is also illustrated in the chart below and reflects a peak burn rate of 1.22%. The burn rate for each date represents the shares associated with stock options granted under the 2009 Plan for fiscal years ended December 31, 2014 through December 31, 2017 and for the 2017 Plan for the quarter ended March 31, 2018, divided by the number of shares issued and outstanding. The Corporation intends to limit the burn rate to 2.0% per year and to make the burn rate information available to shareholders.

	12/31/2014	12/31/2015	12/31/2016	12/31/2017	3/31/2018
Gross Overhang Rate	7.09%	6.75%	6.28%	9.78%	9.41%
Actual Overhang Rate	3.02%	3.87%	4.53%	2.47%	2.77%
Burn Rate	1.17%	1.19%	1.22%	0.90%	0.61%

All Other Compensation (Including Perquisites)

The Corporation has a 401(k) defined contribution plan available to all employees subject to qualifications under the plan. The plan allows officers and employees of all levels to contribute earnings into a retirement account on a pre-tax basis. In addition, it has been the Corporation’s practice to make discretionary contributions to the plan. In 2017, the Corporation made discretionary contributions to participant accounts equal to 50% of the employees’ contributions. This element of compensation is designed to reward long-term savings and encourage financial security. The Corporation thinks it is in its best interest to encourage its employees to attain long-term financial security through active savings. This compensation benefit is consistent with that philosophy. Furthermore, an attractive retirement plan helps the Corporation attract and retain high caliber professionals. In 2017, each of the Corporation’s named executive officers participated in the 401(k) plan and received matching contributions that are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.

The Bank has also purchased split-dollar life insurance policies that provide a death benefit of $200,000 for each named executive officer’s estate if the named executive officer dies while still employed. Policies with the same benefits have also been purchased for other officers of the Bank.

Certain positions within the Corporation require the Corporation’s officers and employees to travel and incur communications costs. The Corporation generally does not provide perquisites such as Corporation owned vehicles or cellular phones. The Corporation provides its named executive officers with expense allowances that are commensurate with the requirements of the duties and role of the individual within the Corporation’s business and the community. Under their employment agreements in effect in 2017, Messrs. Clarke, Shoemaker and Hackemer and Ms. Taylor, each received a flat dollar amount for automobile and communication expenses. The Corporation also provided Mr. Moore with a flat dollar amount for automobile and communication expenses, and reimbursed him for base country club dues in 2017 and in 2018 through March 31, 2018. Mr. Moore’s current employment agreement effective April 1, 2018, provides for automobile and communication expenses, but does not include reimbursement for any country club dues. The objective of these types of compensation benefits is to compensate select employees for use of their personal assets in the discharge of their duties. The Corporation does not “audit” the underlying activity so it is possible that actual expenses incurred by the employee may be more or less than the benefit provided. The amount paid is the Corporation’s estimate of the appropriate cost for the indicated service or asset. The aggregate amount of these benefits is reported on the employee’s Form W-2 and included in the taxable income reported by the Corporation for the employee. The automobile and communication expense amounts for the Corporation’s named executive officers for 2017 are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table. As of April 1, 2018, the monthly expense amounts will be:

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Executive	Automobile/ Communication
Michael W. Clarke	$800
Robert C. Shoemaker	$700
Margaret M. Taylor	$100
Dean F. Hackemer	$700
Mark D. Moore	$600

The Corporation’s named executive officers participate in and receive the same health insurance benefits as all other employees. However, in some cases, in order to attract and retain high level executives, the Corporation has found it beneficial to pay the amount of the premium that would normally be payable by the employee. The premiums are reported in the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.

The Corporation does not provide any perquisites (i.e., personal benefits) to its named executive officers outside of those discussed above. The Corporation currently does not provide any of the following to any of its named executives: extraordinary life insurance coverage, personal financial or tax advice, personal travel, housing or living expenses, security services, commuting expenses, or discounts on products or services that are not generally available to all other employees.

Termination and Change Of Control Benefits

Termination and change of control benefits for the Corporation’s named executive officers are designed to compensate executives in the event of certain termination events or if there is a significant change in the Corporation’s business that effectively renders the executives’ services and responsibilities unnecessary or diminished in stature. The Corporation has chosen to make these benefits available in order to attract and retain the executives. Such benefits are customary in the financial services industry and are designed to provide executives with a liquidity event that can assist them in maintaining their lifestyle while seeking new employment. The re-employment time for high level executives is generally longer than for other professionals. This element of compensation is an important long-term compensation component that facilitates retention in an industry segment that is characterized by high volumes of merger and acquisition activity.

The following discussion describes the agreements in place as of December 31, 2017, each of which contain “double trigger” change of control provisions, which means that a termination without cause or for good reason is required to trigger the payments or benefits.

The Clarke Agreement contains termination and change of control provisions which are detailed in the Potential Payments Upon Termination or Change of Control table. If, during the term of the agreement, the Corporation or the Bank terminates Mr. Clarke’s employment without cause (as defined in the new agreements) or Mr. Clarke terminates his employment for good reason (as defined in the new agreements), Mr. Clarke would be entitled at termination to a lump sum severance payment equal to 2.75x his average compensation reported in Box 1 of Form W-2 for the five calendar years preceding the year of termination. Mr. Clarke would also be entitled to a lump sum payment of any unpaid salary through the date of termination and any incentive or annual bonus compensation earned during the calendar year preceding the year of termination but not yet paid, any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (the “accrued obligations”) and continued employer-paid medical, dental and vision insurance coverage for 12 months (or the equivalent). Following a change of control (as defined in the new agreements), if the Corporation terminates Mr. Clarke’s employment without cause or he resigns for good reason, he would be entitled to the same severance payments and benefits under the same conditions. In the event of a change of control, any severance payments or benefits to be paid pursuant to the Clarke Agreement would be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code (the “Code”) (the “280G Cutback”).

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In the event the Corporation or the Bank terminates Mr. Clarke’s employment due to incapacity (as defined in the new agreements) or for cause or termination was by Mr. Clarke without good reason, the agreement would terminate without any further obligation of the Corporation to Mr. Clarke other than the payment of accrued obligations. If Mr. Clarke’s employment terminates due to death, his spouse or estate would receive payment of the accrued obligations. The termination and change of control provisions in the Shoemaker Agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The lump sum severance payment due for termination by the Corporation or the Bank without cause or Mr. Shoemaker’s termination for good reason or in connection with Mr. Shoemaker’s termination following a change of control would be equal to 2.0x his average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination (“average compensation”).

The termination and change of control provisions in the Taylor Agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The lump sum severance payment due for termination by the Corporation or the Bank without cause or Ms. Taylor’s termination for good reason or in connection with Ms. Taylor’s termination following a change of control would be equal to 1.5x her average compensation.

The termination and change of control provisions in the Hackemer Agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The lump sum severance payment due for termination by the Corporation or the Bank without cause or Mr. Hackemer’s termination for good reason or in connection with Mr. Hackemer’s termination following a change of control would be equal to 1.5x his average compensation.

The new agreements also include the following covenants that apply to the executive following the cessation of the executive’s employment for any reason: (i) a confidentiality covenant that applies for five years following the cessation of the executive’s employment, (ii) a non-solicitation covenant that applies for 12 months following the cessation of the executive’s employment, (iii) a non-piracy covenant that applies for 12 months following the cessation of the executive’s employment, and (iv) a non-competition covenant that applies for 12 months following the cessation of the executive’s employment. Except for the accrued obligations, payment of all of the severance payments and benefits discussed above (other than termination due to death or incapacity) is contingent on the executive’s signing and not revoking a release and waiver of claims and on the executive’s compliance with these restrictive covenants.

In certain cases, some or all of the severance payments and benefits provided on termination of the executive’s employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the new agreements. In the case of benefits that are delayed, the executive would pay the cost of benefits coverage during the six-month delay period and then be reimbursed by the employer at the end of the six-month period.

Neither the Corporation nor the Bank had entered into an employment agreement with Mr. Moore in 2017. On March 30, 2018, the Bank entered into an employment agreement with Mr. Moore, as President of the Bank, effective as of April 1, 2018. See the Employment Agreements section of the Compensation Discussion and Analysis beginning on page 16 for further details.

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Potential Payments Upon Termination or Change of Control

The following table shows the estimated payments to or benefits that would have been received by each of the named executive officers upon the following termination events or upon a change of control of the Corporation, in each case assuming that each termination event or the change of control occurred on December 31, 2017, and assuming a stock price of $27.84 which was the closing stock price of the Corporation’s common stock on December 29, 2017 (the last business day of 2017). The amounts reflected in the following table are estimates, as the actual amounts that would have been paid to or received by a named executive officer can only be determined at the time of termination or change of control.

At termination, a named executive officer is entitled to receive all amounts accrued and vested under our 401(k) plan according to the same terms as other employees participating in those plans, so these benefits are not reflected in the table below. A named executive officer is also entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include earned and unpaid base salary and vested stock or option awards and are not reflected in the table below. As a benefit to all employees, the Bank provides life insurance in the amount of 2 times the employee’s annual salary at the time of death, subject to a maximum of $500,000. These amounts are not included in the table below as the benefit is available to all full-time employees on the same basis.

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		Employer termination without cause or Employee termination with good reason, with or without a change of control		Employer termination with cause or Employee termination without good reason	Termination as a consequence of death or disability
Michael W. Clarke	Post termination compensation	$1,958,010	(1)	$0	$0
	Health care benefits continuation	$26,966	(5)	$0	$0
	Bank Owned Life Insurance Death Benefit	$0		$0	$200,000
	Early vesting of unvested options	$90,675	(6)	$0	$0
	Total Value	$2,075,651	(8)	$0	$200,000

Robert C. Shoemaker	Post termination compensation	$1,082,390	(2)	$0	$0
	Health care benefits continuation	$26,165	(5)	$0	$0
	Bank Owned Life Insurance Death Benefit	$0		$0	$200,000
	Early vesting of unvested options	$113,006	(6)	$0	$0
	Total Value	$1,221,561	(8)	$0	$200,000

Margaret M. Taylor	Post termination compensation	$610,072	(3)	$0	$0
	Health care benefits continuation	$2,795	(5)	$0	$0
	Bank Owned Life Insurance Death Benefit	$0		$0	$200,000
	Early vesting of unvested options	$75,338	(6)	$0	$0
	Total Value	$688,205	(8)	$0	$200,000

Dean F. Hackemer	Post termination compensation	$1,103,133	(4)	$0	$0
	Health care benefits continuation	$33,461	(5)	$0	$0
	Bank Owned Life Insurance Death Benefit	$0		$0	$200,000
	Early vesting of unvested options	$113,006	(6)	$0	$0
	Total Value	$1,249,600	(8)	$0	$200,000

Mark D. Moore (7)	Bank Owned Life Insurance Death Benefit	$0		$0	$200,000
	Total Value	$0		$0	$200,000

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(1)  Lump sum payment equal to 2.75x average compensation reported in Box 1 of Form W-2 for the five calendar years preceding the year of termination.

(2)  Lump sum payment equal to 2.0x average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination.

(3)  Lump sum payment equal to 1.5x average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination

(4)  Lump sum payment equal to 1.5x average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination.

(5) Continuation of medical, dental and vision insurance for one year from the termination date for employer termination without cause or employee termination with good reason, with or without a change of control.  Ms. Taylor did not participate in the medical or vision insurance program in 2017.

(6) Options may first be exercised on the date of the change of control.

(7) Mr. Moore had not entered into an employment agreement with the Bank or Corporation as of December 31, 2017 and did not have any severance or change of control provisions related to his employment.

(8) For termination after a change of control, these amounts do not take into account any reductions that may be required in order to comply with the 280G Cutback provision in the named executive officer’s employment agreement, in effect as of December 31, 2017, if such 280G Cutback were applicable.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, subsequently recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Martin S. Friedman (Chair)

Michael G. Anzilotti

J. Randolph Babbitt

John W. Edgemond, IV

John C. Lee, IV

Mary Leigh McDaniel

The following table summarizes the total compensation for the year ended December 31, 2017 of the Corporation’s CEO, CFO and each of the Corporation’s next three most highly compensated executive officers. The Corporation refers throughout this Proxy Statement to the individuals in the following table as the named executive officers.

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Summary Compensation Table

Fiscal 2017

Name and Principal Position	Year	Salary ($)[1,2]	Bonus ($)[1,3]	Stock Awards ($)	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[1,2,3]	Change in Pension Value and Nonqual- Ified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)[1,5]	Total ($)
Michael W. Clarke,	2017	585,000	—	—	61,905	—	—	45,566	692,471
President,	2016	425,000	212,500	—	35,254	212,500	—	45,865	931,119
CEO	2015	385,000	192,500	—	28,202	192,500	—	43,140	841,342
Robert C. Shoemaker,	2017	334,750	119,603	—	46,429	—	—	43,565	544,347
Executive Vice	2016	325,000	121,875	—	26,441	121,875	—	43,863	639,054
President, CBO	2015	310,000	116,250	—	21,152	116,250	—	41,315	604,967
Margaret M. Taylor,	2017	314,150	—	—	30,953	—	—	12,995	358,098
Executive Vice	2016	305,000	58,500	—	17,627	91,500	—	12,879	485,506
President, CFO	2015	290,000	38,000	—	14,101	87,000	—	12,237	441,338
Dean F. Hackemer,	2017	386,250	354,105	—	46,429	—	—	50,861	837,645
Division President,	2016	374,400	39,083	—	26,441	360,917	—	50,989	851,830
Access National Mortgage	2015	360,000	39,480	—	21,151	335,520	—	45,428	801,579
Mark D. Moore,	2017	300,000	100,000	—	12,381	—	—	18,668	431,049
President, Access National Bank	2016	157,879	60,000	—	24,644	—	—	15,252	257,775

(1) Salaries and other cash compensation are paid by the Bank. For Mr. Clarke, his 2017 salary was $435,625 from January to March 2017, and was increased to $585,000 effective upon the Merger on April 1, 2017. For Mr. Moore, his 2016 salary represents compensation paid since Mr. Moore’s employment began in June 2016 based on his 2016 salary of $287,500.

(2) Also includes any amounts contributed by the executive to the 401(k) plan.

(3) For Messrs. Clarke, Shoemaker, Hackemer, Moore and Ms. Taylor, annual cash bonuses for 2017 performance were based on an evaluation and in the full discretion of the Compensation Committee and are reported in this table as “Bonus”. For Messrs. Clarke, Shoemaker, Hackemer and Ms. Taylor, annual cash bonuses earned under each named executive officer’s employment agreement during 2016 and 2015, except for the discretionary portions, were based on an evaluation by the Compensation Committee and Board of performance and are reported in this table as “Non-Equity Incentive Plan Compensation.”

(4) The amounts in this column reflect the aggregate grant date fair value of options awarded to each named executive officer during each of 2017, 2016 and 2015 under the 2009 Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2017 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on April 5, 2018.

(5)	The amounts in this column for 2017 are detailed in the All Other Compensation table below.

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All Other Compensation

Fiscal 2017

Name	Automobile/ Communication Expense Allowance ($)	401(k) Employer Match[1] ($)	Company Paid Insurance Premiums ($)	Other ($)		Total ($)
Michael W. Clarke	9,600	9,000	26,966	-0-		45,566
Robert C. Shoemaker	8,400	9,000	26,165	-0-		43,565
Margaret M. Taylor	1,200	9,000	2,795	-0-		12,995
Dean F. Hackemer	8,400	9,000	33,461	-0-		50,861
Mark D. Moore	7,200	6,100	-0-	5,368	[2]	18,668

(1)	Reflects amounts paid as 401(k) profit sharing match to participating employees.
(2)	Reflects club dues paid on behalf of Mr. Moore.

The following table summarizes certain information with respect to incentive-based cash bonus awards granted to the named executive officers for performance for the year ended December 31, 2017 and reflects the amounts that could have been paid under each such award. The table also reflects option awards that the named executive officers could have received based on 2017 performance under their employment agreements in effect at the time of their 2018 evaluation, or in the case of Mr. Moore, received as an award for 2017 performance.

Grants of Plan-Based Awards

Fiscal 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Option	Awards
		1	1	1	2	2	2	or Units	Options	Awards	3
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Michael W. Clarke	—	—	—	—	—	—	—	—	—	—	—
Robert C. Shoemaker	03/15/2018	—	—	—	—	—	—	—	7,500	29.51	50,163
Margaret M. Taylor	—	—	—	—		—	—	—	—	—	—
Dean F. Hackemer	03/15/2018	—	—	—		—	—	—	7,500	29.51	50,163
Mark D. Moore	03/15/2018	—	—	—	—	—	—	—	3,500	29.51	23,409

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(1)	The employment agreements for Messrs. Clarke, Shoemaker, Hackemer and Ms. Taylor do not provide a minimum threshold, target or maximum amount that could have been earned as an annual cash bonus. The actual amounts of the annual cash bonus awards were determined by the Compensation Committee on March 15, 2018 and paid shortly thereafter and are reported as “Bonus” compensation for Messrs. Clarke, Shoemaker and Hackemer and Ms. Taylor in the Summary Compensation Table on page 30.
(2)	The employment agreements for Messrs. Clarke, Shoemaker, Hackemer and Ms. Taylor do not provide a minimum threshold, target or maximum amount that could have been earned as an equity incentive award. The actual number of options awarded in 2018 to each named executive officer for 2017 performance is discussed in the Option Awards section of the Compensation Discussion and Analysis.
(3)	The amounts in this column reflect the grant date fair value of the options granted in 2018 to Messrs. Clarke, Shoemaker, Hackemer and Moore and Ms. Taylor under the 2017 Plan for 2017 performance, computed in accordance with FASB ASC Topic 718.

The following table includes certain information with respect to all unexercised options held by the named executive officers at December 31, 2017. On that date, the named executive officers held no shares of restricted stock.

Outstanding Equity Awards at 2017 Fiscal Year-End

Option Awards [1]
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael W. Clarke	—		2,500	[5]		$15.97	01/22/19
	—		5,000	[6]		$17.96	01/21/20
	—		7,500	[7]		$18.32	01/21/21
	—		10,000	[9]		$27.82	02/23/22

Robert C. Shoemaker	1,875	[3]	—			$16.22	03/15/18
	—		1,875	[5]		$15.97	01/22/19
	—		3,750	[6]		$17.96	01/21/20
	1,875		5,625	[7]		$18.32	01/21/21
	—		7,500	[9]		$27.82	02/23/22

Margaret M. Taylor	2,625	[2]	—			$15.21	01/28/18
	1,125	[4]	—			$12.79	05/09/18
	3,750		1,250	[5]		$15.97	01/22/19
	2,500		2,500	[6]		$17.96	01/21/20
	1,250		3,750	[7]		$18.32	01/21/21
	—		5,000	[9]		$27.82	02/23/22

Dean F. Hackemer	—		1,875	[5]		$15.97	01/22/19
	—		3,750	[6]		$17.96	01/21/20
	—		5,625	[7]		$18.32	01/21/21
	—		7,500	[9]		$27.82	02/23/22

Mark D. Moore	—		5,000	[8]		$23.85	10/25/21
	—		5,000	[9]		$27.82	02/23/22

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(1)  All options were granted under the 2009 Plan.

(2)  This option grant fully vested on 01/28/17.

(3)  This option grant fully vested on 03/15/17.

(4)  This option grant fully vested on 05/09/17.

(5)  This option grant vests in 4 equal installments as follows: 25% on 01/22/15; 25% on 01/22/16; 25% on 01/22/17; and 25% on 01/22/18.

(6)  This option grant vests in 4 equal installments as follows: 25% on 01/21/16; 25% on 01/21/17; 25% on 01/21/18; and 25% on 01/21/19.

(7)  This option grant vests in 4 equal installments as follows: 25% on 01/21/17; 25% on 01/21/18; 25% on 01/21/19; and 25% on 01/21/20.

(8) This option grant vests in 4 equal installments as follows: 25% on 10/25/2017; 25% on 10/25/18; 25% on 10/25/19; and 25% on 10/25/20.

(9)  This option grant vests in 4 equal installments as follows: 25% on 2/23/18; 25% on 2/23/19; 25% on 2/23/20; and 25% on 2/23/21.

The table below provides information regarding the value realized by our named executive officers upon the exercise of stock options during 2017. None of the named executive officers held restricted stock that vested during 2017.

Option Exercises and Stock Vested

Fiscal 2017

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)
Michael W. Clarke	25,000	262,800
Robert C. Shoemaker	26,250	305,569
Margaret M. Taylor	1,000	15,640
Dean F. Hackemer	9,875	102,565
Mark D. Moore	—	—

(1) Value realized is the aggregate number of options exercised multiplied by the closing market price of the Corporation’s common stock on the date of exercise minus the aggregate exercise price paid.

Director and Executive Stock Ownership and Patronage Policy

To elevate the visibility and importance of ownership and patronage, the Corporation adopted a Stock Ownership and Patronage Policy for directors and executive officers effective March 31, 2017, as revised August 24, 2017. The Board believes that share ownership and business patronage align the interests of its executive officers and directors with the interests of shareholders, promotes sound corporate governance, and demonstrates a commitment to the Corporation. Executive officers who do not meet the stock ownership requirements as of the effective date of the policy, or who are appointed after the effective date of the policy, or who are subsequently promoted to a position requiring a higher ownership level, will have three years from the later of the effective date of the policy or the date of appointment or promotion to attain the required level of stock ownership. Executive officers who receive an increase in base salary will have the longer of three years from the effective date of the policy or one year from the date of such base salary increase to acquire any additional shares needed to attain the required level of stock ownership. Directors who do not meet the requirement will have three years from the effective date of the policy or, if later, their first day of service to attain the required level of stock ownership. The minimum stock ownership requirement for any director serving on the Board of Directors of both the Corporation and Bank is currently $120,000. Directors serving in additional positions that earn retainer fees, including Board Chairman, Board Committee Chair and/or Executive Committee Member, have higher ownership requirements. The following table provides the stock ownership requirements for non-employee directors and executive officers.

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Position	Multiple	Base
Non-Employee Director	5X	Annual Board Retainer(s)
Chief Executive Officer	5X	Annual Base Salary
Chief Banking Officer	3X	Annual Base Salary
Chief Operating Officer	2X	Annual Base Salary
Chief Financial Officer	1X	Annual Base Salary
Bank President	1X	Annual Base Salary
Mortgage Division President	2X	Annual Base Salary
Chairman, MIG	2X	Annual Base Salary
Chief Executive Officer, MTC	1X	Annual Base Salary

Until a director or executive officer attains the required level of stock ownership, he or she is required to retain at least 50% of the net shares resulting from the exercise of any stock option or vesting of any restricted stock award granted under a Corporation equity plan.

Minimum Stock Holding Period. In addition, whether or not they have attained the required level of stock ownership under the policy, the policy also requires certain executive officers, including all of the named executive officers, to hold all net shares acquired from the exercise, vesting or payment of any equity awards granted under a Corporation equity plan for 36 months from the date of exercise, vesting or payment or, if earlier, until the date of the executive officer’s termination.

CEO Pay Ratio

As required by SEC rules, we are providing our shareholders the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.

We determined that the 2017 annual total compensation of our median compensated employee, from of all our employees who were employed as of December 31, 2017, other than our CEO, was $68,234; our CEO’s 2017 annual total compensation was $692,471; and the ratio of these amounts was 1:10.

As of December 31, 2017, our total population consisted of 397 employees, all located in the United States.  This population consisted of all of our full-time, part-time and temporary employees.

To identify the median compensated employee, we used the total actual wages for the period from January 1, 2017 to December 31, 2017 as reported to the Internal Revenue Service on Box 1 of Form W-2.  We did not make any cost-of-living adjustments in identifying the median compensated employee.  Once we identified our median compensated employee, we calculated the median compensated employee’s and our CEO’s 2017 annual total compensation in accordance with the requirements of the regulations.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Director Compensation

The compensation philosophy and objectives described earlier also apply to the Corporation’s non-employee directors. The Corporation’s general practice is to pay the directors a basic cash retainer on a quarterly or monthly basis that is designed to compensate directors for their participation on the Board and the execution of their basic duties and responsibilities. Beginning in 2006 (for 2005 performance), the Compensation Committee also conducts an annual evaluation of performance under criteria similar to that used for its executive cash bonuses for payment of annual incentives to directors. Incentives have been paid in cash, option awards or some combination thereof historically. Future incentives to non-employee directors under the Corporation’s 2017 Plan could include restricted stock, restricted stock units, stock appreciation rights, performance units or performance cash awards.

In 2017, the non-employee directors agreed to a basic annual retainer of $36,000 each, payable monthly, for 2017 until completion of the acquisition of Middleburg, with the Chairman to receive an additional $12,000 annual retainer, payable monthly, for 2017 until completion of the acquisition of Middleburg, which occurred on April 1, 2017. The collective retainer amount paid to the directors for January to March 2017 was $48,000 in the aggregate, or $192,000 annualized, which equated to 44.1% of the CEO’s base salary effective on January 1, 2017.

As described in the Board Process section, in the first quarter of 2017 the Compensation Committee engaged an independent consultant, ChaseCompGroup, to assist and advise on matters related to director compensation for the increased size of the Corporation and aggregate number of non-employee directors as a result of the Merger. The Committee subsequently approved the following compensation arrangement for non-employee directors for 2017, effective upon completion of the Merger, which occurred on April 1, 2017. Upon the establishment and shareholder approval of the 2017 Plan, which occurred in October 2017, all retainers for the non-employee directors, the Board Chairman, the Board Committee Chairs and the Executive Committee Members shall be paid in the form of equity awards in amounts equal to the dollar values in the below table. Prior to this change, these fees were paid in cash. For 2017, 50% of non-employee director, Board Chairman, Board Committee Chair and Executive Committee Member retainers were payable after the first Board meeting in April 2017, and the remaining balance was paid in the form of stock option awards on March 15, 2018, prorated for the nine months served under this compensation arrangement, subject to attendance of at least 75% of all Board and Board Committee meetings and compliance with Board level policies, which all of the Directors complied with. Retainers may be withheld or clawed back for covenant or Board policy non-compliance, subject to approval by a majority of the Board of Directors. All per meeting fees are payable monthly provided the director is in compliance with Board-level policies. Fees may be withheld or clawed back for covenant or Board policy non-compliance, subject to approval by a majority of the Board of Directors. Directors can attend up to three (3) scheduled Board or Board Committee meetings telephonically per year, and shall earn 50% of the per fee meeting for any additional scheduled meetings during the remainder of the calendar year that are attended telephonically. Non-employee directors will not be eligible for incentive awards under the current compensation arrangement.

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Board or Board Committee	Annual Retainer Member ($) (1)	Annual Retainer Chair ($) (1)	Per Meeting Fee Member ($) (2)
Board of Directors - Corporation	12,000	12,000	1,000
Board of Directors - Bank	12,000	12,000	1,000
Executive Committee	20,000	—	—
Directors Loan Committee	—	—	1,000
Audit Committee	—	12,000	1,000
Compensation Committee	—	12,000	1,000
Nominating and Governance Committee	—	12,000	1,000
Risk Committee	—	12,000	1,000

(1)	All retainer fees to be paid in the form of equity awards in an amount equal to the value stated under the 2017 Plan. Prior to shareholder approval of the 2017 Plan for this purpose, retainer fees were paid in cash. 2017 annual retainer fees were prorated for the nine months served under this compensation arrangement.
(2)	Per meeting fees are paid in cash.

In the first and second quarters of 2018, the Compensation Committee will be evaluating and setting director compensation for 2018. The 2017 compensation arrangement will remain effective for 2018 until such time as changes are approved, if any.

The following table provides compensation information for the year ended December 31, 2017 for each non-employee member of the Corporation’s Board of Directors.

Director Compensation

Fiscal 2017

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael G. Anzilotti	138,500	—	30,953	—	—	—	169,453
J. Randolph Babbitt	102,000	—	30,953	—	—	—	132,953
Childs F. Burden	55,000	—	—	—	—	—	55,000
John W. Edgemond, IV	105,500	—	30,953	—	—	—	136,453
Martin S. Friedman	122,500	—	30,953	—	—	—	153,453
Thomas M. Kody	97,000	—	30,953	—	—	—	127,953
Gary D. LeClair	52,000	—	—	—	—	—	52,000
John C. Lee, IV	90,500	—	—	—	—	—	90,500
Mary Leigh McDaniel	55,500	—	—	—	—	—	55,500
Janet A. Neuharth	55,000	—	—	—	—	—	55,000

36

(1)	Messrs. Clarke, Shoemaker and Shook are not included in this table as they are (or were) employees of the Corporation and thus receive no compensation for service as directors on the Corporation and Bank Boards. Mr. Moore is not included in this table as he is an employee of the Bank and thus receives no compensation for service as a director on the Bank Board. The compensation received by Messrs. Clarke, Shoemaker and Moore is shown in the Summary Compensation Table on page 51.
(2)	Amounts include retainers and meeting fees paid in cash for 2017 service.
(3)	The amounts in this column reflect the grant date fair value of options awarded to each non-employee director during 2017 under the 2009 Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2017 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on April 5, 2018. As of December 31, 2017, each non-employee director had the following number of options outstanding: Anzilotti: 17,084; Babbitt: 12,500; Burden: -0-; Edgemond: 24,000; Friedman: 24,000; and Kody: 12,500; LeClair: -0-; Lee: -0-; McDaniel: -0-; and Neuharth: -0-.

The Compensation Committee is responsible for establishing, administering and approving director compensation. See the Director Compensation and Board Process sections of the Compensation Discussion and Analysis beginning on page 14 for further details.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2017 were Messrs. Friedman (Chair), Anzilotti, Babbitt, Edgemond, Kody, Lee and Ms. McDaniel. During 2017, none of our executive officers or employees served as a member of our Compensation Committee, and no member of our Compensation Committee has previously served as an executive officer of the Corporation. Further, during 2017 and as of the date of this Proxy Statement, none of our executive officers:

•	served on the compensation committee, or other body performing a similar function, of any entity for which any member of the Compensation Committee served as an executive officer;

•	served as a director of any entity for which any member of the Compensation Committee served as an executive officer; or

•	served as a member of the compensation committee, or other body performing a similar function, of any entity for which one of the Corporation’s directors served as an executive officer.

During 2017 and as of the date of this Proxy Statement, there were transactions by the Bank, the Corporation’s wholly owned bank subsidiary, with certain members of the Compensation Committee, or their associates, all consisting of extensions of credit by the Bank in the ordinary course of its business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to the Corporation and which do not present more than the normal risk of collectability or other unfavorable terms. These related parties were indebted to the Corporation for loans totaling $19.2 million at December 31, 2017, and $10.8 million at December 31, 2016. During 2017, total principal additions were $320 thousand and total principal payments and changes in related parties’ debt were $412 thousand. The Corporation also has outstanding unused commitments to related parties amounting to $650 thousand at December 31, 2017. The aggregate amount of deposits at December 31, 2017 and 2016 from directors and officers or their immediate family members was $88.2 million and $35.6 million, respectively.

37

The Board of Directors and the Corporation are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Corporation and its shareholders. Accordingly, as a general matter, it is the Corporation’s preference to avoid related party transactions. Nevertheless, the Corporation recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Corporation and its shareholders, including but not limited to situations where the Corporation may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Corporation provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Corporation has adopted written procedures for the review and oversight of related party transactions.

Related parties include directors, director nominees, executive officers, shareholders known to own 5% or more of the Corporation’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.

As required under SEC rules, transactions exceeding $120,000 that are determined to be directly or indirectly material to the related party are disclosed in the Corporation’s Proxy Statement. The Audit Committee reviews any related party transaction. Any member of the Audit Committee who is a related party with respect to a transaction under review does not participate in the deliberations or vote on such transaction. Related party transactions, as defined by the Corporation’s written related party transaction policy, include those that exceed $20,000. It is noted that the definition of “related party transaction”, as it relates to SEC and Nasdaq regulations, refers to transactions exceeding $120,000; however, the Audit Committee has chosen to review and provide oversight to all transactions over $20,000.

Other than the routine banking matters mentioned above, there have been no related party transactions since January 1, 2017, and there are none proposed currently.

Related party transactions with respect to routine banking matters are reviewed in accordance with Regulation O and are not reviewed by the Audit Committee.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Corporation, which consists of directors who meet the independence requirements of the Nasdaq listing standards and applicable SEC regulations, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Overview - Governance Documents”. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

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The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2017, the Audit Committee:

•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2017 with management and BDO USA, LLP, the Corporation's independent public accountants;

•	Discussed with management, BDO USA, LLP and the Corporation’s internal auditors the adequacy of the Corporation’s system of internal controls;

•	Discussed with BDO USA, LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees; and

•	Received written disclosures and the letter from BDO USA, LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with BDO USA, LLP its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls, risk controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Based on the Audit Committee's review of the audited financial statements and discussions with management and BDO USA, LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Audit Committee

John W. Edgemond, IV (Chair)

Michael G. Anzilotti

Childs F. Burden

Martin S. Friedman

John C. Lee, IV

Mary Leigh McDaniel

Independent Public Accountants

The Audit Committee of the Board appointed BDO USA, LLP as the Corporation’s independent public accountants for the fiscal year ended December 31, 2017. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Audit Committee has not yet engaged its independent public accountants for the fiscal year ending December 31, 2018 as it plans to solicit and evaluate proposals for these services.

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Audit and Non-Audit Fees

The following table presents the fees for professional audit and audit-related services rendered by BDO USA, LLP for the audit of the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 and the fees billed for other services rendered to the Corporation and its subsidiaries by BDO USA, LLP during those periods. All services reflected in the following fee table for 2017 and 2016 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	2017 Fees	2016 Fees
Audit fees	$495,000	$297,976
Audit-related fees	18,500	18,000
Tax fees	0	0
All other fees	0	0
	$513,500	$315,976

•	Audit fees: Includes the audit of the Corporation’s annual financial statements and internal controls over financial reporting, review of the financial statements included in the quarterly reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings, HUD reporting, public deposit reports and consultation concerning financial accounting and reporting standards and other related issues, and for 2016, assistance with and consent to the Form S-4 registration statement filed in connection with the Merger, and for 2017, assistance with and consent to the Form S-8 registration statement filed in connection with the 2017 Plan.

•	Audit-related fees: Includes fees related to employee benefit plan audits.

•	Tax fees: None.

•	All other fees: None.

The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of BDO USA, LLP, the Corporation's independent public accountants.

Audit Committee Pre-Approval Policies

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent public accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent public accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to John W. Edgemond, IV, Chair of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent public accountants to management.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

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SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2019 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary at the Corporation’s principal office located at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, on or before December 13, 2018.

In addition, if a shareholder intends to present a proposal for action from the floor of the 2019 Annual Meeting (other than a director nomination, discussed on page 11), the shareholder must provide the Corporation with written notice thereof on or before February 26, 2019. The proxy solicited by the Board of Directors for the 2019 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented from the floor of the meeting if the Corporation has not received notice of such proposal by March 13, 2019, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Sheila M. Linton
Vice President & Corporate Secretary

A paper copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 31, 2017 will be furnished without charge to shareholders upon written request directed to the Corporation’s Secretary at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191. The Corporation's Annual Report on Form 10-K can also be viewed on the Investor Relations link on the Corporation's Internet website at IR.AccessNationalBank.com.

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ACCESS NATIONAL CORPORATION Banking Mortgage Wealth Services IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., EDT, on May 23, 2018. Vote by Internet • Go to www.investorvote.com/ANCX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2. 1. To elect four (4) Class I directors, as instructed below. For Withhold For Withhold For Withhold 01 - Michael G. Anzilotti (Class I) 04 - Janet A. Neuharth (Class I) 02 - Michael W. Clarke (Class I) 03 - Gary D. LeClair (Class I) For Against Abstain 2. To approve in an advisory vote the compensation of the Corporation’s named executive officers as described in the Proxy Statement. 3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 02TJFB

IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2018 THE PROXY STATEMENT AND THE 2017 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT: www.edocumentview.com/ANCX IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY — ACCESS NATIONAL CORPORATION 2018 ANNUAL MEETING ON MAY 24, 2018 OR ANY ADJOURNMENT THEREOF This Revocable Proxy is solicited on behalf of the Board of Directors. The undersigned shareholder of Access National Corporation (the Corporation) hereby appoints John W. Edgemond, IV and Michael G. Anzilotti, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Corporation standing in the name of the undersigned as of the close of business on April 2, 2018, at the Annual Meeting of Shareholders to be held Thursday, May 24, 2018 at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia, or any adjournment thereof, on each of the matters listed on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal 1 and FOR Proposal 2. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted by the proxy agents in accordance with their best judgment. The undersigned acknowledges receipt from the Corporation prior to the execution of this Revocable Proxy of a Notice of Meeting and of a Proxy Statement dated April 12, 2018. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.